Exhibit 99.2

Execution Version

SECURITIES PURCHASE AGREEMENT

dated August 2, 2018

by and among

LIBERTY BANCSHARES, INC.

and

THE PURCHASERS IDENTIFIED ON THE SIGNATURE PAGES HERETO

SECURITIES PURCHASE AGREEMENT

This Securities Purchase Agreement (this “Agreement”) is dated as of August 2, 2018, by and among Liberty Bancshares, Inc., an Ohio corporation (the “Company”), and each purchaser identified on the signature pages hereto (each, including its successors and assigns, a “Purchaser” and collectively, the “Purchasers”).

RECITALS

A.            The Company and each Purchaser are executing and delivering this Agreement in reliance upon the exemption from securities registration afforded by Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), and Rule 506 of Regulation D (“Regulation D”) as promulgated by the United States Securities and Exchange Commission (the “Commission”) under the Securities Act.

B.            Each Purchaser, severally and not jointly, wishes to purchase, and the Company wishes to sell, upon the terms and conditions stated in this Agreement, that number of (i) voting common shares, par value $1.25 per share, of the Company (the “Common Shares”), set forth below such Purchaser’s name on the signature page of this Agreement; (ii) Series A Preferred Shares, without par value, of the Company (the “Series A Preferred Shares”), set forth below such Purchaser’s name on the signature page of this Agreement, which shall be convertible into Common Shares subject to the terms and conditions set forth in the Series A Preferred Certificate of Amendment (as defined below), set forth below such Purchaser’s name on the signature page of this Agreement; and (iii) warrants to purchase Common Shares at a purchase price equal to $52.00 per share (the “Warrants”), set forth below such Purchaser’s name on the signature page of this Agreement. The Common Shares and the Series A Preferred Shares shall be collectively referred herein to as the “Shares.” The Common Shares into which the Series A Preferred Shares and the Warrants are convertible are referred to herein as the “Underlying Shares” and the Underlying Shares, the Shares and the Warrants are referred to herein, collectively, as the “Securities.” Any Purchaser that proposes to acquire a number of Common Shares that would equal or exceed 10% of the Company’s total outstanding voting equity immediately following the closing of this offering shall instead acquire Common Shares representing 9.9% of the total outstanding voting equity immediately following the offering and any share acquired in excess of this amount shall be issued as Series A Preferred Shares.

NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Company and the Purchasers hereby agree as follows:

Article I
DEFINITIONS

Section 1.1      Definitions. In addition to the terms defined elsewhere in this Agreement, for all purposes of this Agreement, the following terms shall have the meanings indicated in this Section 1.1:

“Acquisition Transaction” (i) a merger, reorganization, share exchange, consolidation, business combination, recapitalization, dissolution, liquidation, or similar transaction involving the Company or any of its Subsidiaries; (ii) the issuance by the Company or any of its Subsidiaries of securities representing twenty percent (20%) or more of its outstanding Voting Securities (including upon the conversion, exercise or exchange of securities convertible into or exercisable or exchangeable for such Voting Securities); or (iii) the acquisition in any manner, directly or indirectly, of (x) twenty percent (20%) or more of the outstanding Voting Securities of the Company or any of its Subsidiaries (including through the acquisition of securities convertible into or exercisable or exchangeable for such Voting Securities), (y) twenty percent (20%) or more of the consolidated total assets of the Company and its Subsidiaries, taken as a whole, or (z) one or more businesses or divisions that constitute twenty percent (20%) or more of the revenues or net income of the Company and its Subsidiaries, taken as a whole.

“Action” means any action, suit, inquiry, notice of violation, proceeding (including any partial proceeding such as a deposition), or investigation pending or, to the Company’s Knowledge, threatened against the Company, any Subsidiary, or any of their respective properties or any officer, director, or employee of the Company or any Subsidiary acting in his or her capacity as an officer, director, or employee before or by any Governmental Entity.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, Controls, is controlled by, or is under common control with such Person, as such terms are used in and construed under Rule 405 under the Securities Act.

“Agency” has the meaning set forth in Section 3.1(nn).

“Agreement” shall have the meaning ascribed to such term in the Preamble.

“Articles of Incorporation” means the Articles of Incorporation of the Company and all amendments thereto, as amended as of the date hereof.

“Bank” means Liberty National Bank, a national bank and wholly owned Subsidiary of the Company.

“Benefit Plan” has the meaning set forth in Section 3.1(pp).

“BHCA” has the meaning set forth in Section 3.1(b).

“BHCA Control” has the meaning set forth in Section 3.1(ss).

“Board” has the meaning set forth in this Section 1.1.

“Board Representative” means the individual designated by Castle Creek to serve on the Board in accordance with the Shareholders Agreement.

“Burdensome Condition” has the meaning set forth in Section 4.15.

“Business Day” means a day, other than a Saturday or Sunday, on which banks in the State of Ohio are open for the general transaction of business.

“Castle Creek” means Castle Creek Capital Partners VI, L.P. Castle Creek is also a Purchaser as such term is used in this Agreement.

“Change in Control” means, with respect to the Company, the occurrence of any one of the following events:

(1)            any Person or “group” (other than the Purchasers and their Affiliates) becomes a beneficial owner (as defined in Rules 13d-3 of the Exchange Act), directly or indirectly, of fifty percent (50%) or more of the aggregate number of Common Shares;

(2)            any Person or “group” (other than the Purchasers and their Affiliates) becomes a beneficial owner (as defined in Rules 13d-3 of the Exchange Act), directly or indirectly, of twenty-four point nine percent (24.9%) or more of the aggregate Common Shares, and in connection with such event, individuals who, on the date of this Agreement, constitute the board of directors of the Company (the “Board”) cease for any reason to constitute at least a majority of the Board;

(3)            the consummation of a merger, consolidation, statutory share exchange, or similar transaction that requires adoption by the Company’s shareholders (a “Business Combination”), unless immediately following such Business Combination more than 50% of the total voting power of the corporation resulting from such Business Combination (the “Surviving Corporation”), or, if applicable, the ultimate parent corporation that directly or indirectly has beneficial ownership (as defined in Rules 13d-3 of the Exchange Act) of 100% of the voting securities eligible to elect directors of the Surviving Corporation, is represented by Common Shares that were outstanding immediately before such Business Combination;

(4)            the shareholders of the Company approve a plan of liquidation or dissolution of the Company or a sale of all or substantially all of the Company’s assets; or

(5)            the Company has entered into a definitive agreement, the consummation of which would result in the occurrence of any of the events described in clauses (1) through (4) of this definition above.

“CIBC Act” means the Change in Bank Control Act of 1978.

“Closing” means the closing of the purchase and sale of the Shares on the Closing Date pursuant to this Agreement.

“Closing Date” means the date that is ten (10) Business Days following the day on which the conditions set forth in Article V (other than those that by their nature are to be satisfied at Closing, but subject to the fulfillment or waiver of those conditions) are satisfied or waived.

“Code” means the Internal Revenue Code of 1986, including the regulations and published interpretations thereunder.

“Commission” has the meaning set forth in the Recitals.

“Common Shares” has the meaning set forth in the Recitals, and also includes any securities into which the Common Shares may hereafter be reclassified or changed.

“Company” has the meaning set forth in the preamble.

“Company Counsel” means Vorys, Sater, Seymour and Pease LLP.

“Company Deliverables” has the meaning set forth in Section 2.2(a).

“Company Financial Statements” has the meaning set forth in Section 3.1(g).

“Company Reports” has the meaning set forth in Section 3.1(ii).

“Company’s Knowledge” means the Knowledge of any executive officer of the Company with the title of Chief Executive Officer, President, Chief Financial Officer or Chief Credit Officer. An officer of the Company shall be deemed to have “Knowledge” of a particular fact or matter if such officer is actually aware of such fact or matter or a reasonably prudent individual in that capacity would be reasonably expected to discover or otherwise become aware of such fact or matter in the ordinary course of business concerning the existence of such fact or matter.

“Control” (including the terms “controlling,” “controlled by” or “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise for purposes of the BHCA or the CIBC Act.

“Covered Person” has the meaning set forth in Section 3.1(uu).

“CRA” has the meaning set forth in Section 3.1(ll).

“Disqualification Event” has the meaning set forth in Section 3.1(uu).

“Effective Date” means the date on which the initial Registration Statement required by Section 2(a) of the Registration Rights Agreement is first declared effective by the Commission.

“Environmental Laws” has the meaning set forth in Section 3.1(k).

“ERISA” has the meaning set forth in Section 3.1(pp).

“ERISA Affiliates” has the meaning set forth in Section 3.1(pp).

“ERISA Plan” has the meaning set forth in Section 3.1(pp).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor statute, and the rules and regulations promulgated thereunder.

“FDIC” means the Federal Deposit Insurance Corporation.

“Federal Reserve” means the Board of Governors of the Federal Reserve System.

“Future Bank” means any commercial bank that becomes a Subsidiary of the Company at any time following the date hereof.

“GAAP” means U.S. generally accepted accounting principles as applied by the Company.

“Governmental Entity” means any court, administrative agency, arbitrator, or commission or other governmental or regulatory authority or instrumentality, whether federal, state, local, or foreign, and any applicable industry self-regulatory organization or securities exchange.

“Insurer” has the meaning set forth in Section 3.1(nn).

“Intellectual Property” has the meaning set forth in Section 3.1(q).

“IRS” has the meaning set forth in Section 3.1(pp).

“Law” means any federal, state, county, municipal or local ordinance, permit, concession, grant, franchise, law, statute, code, rule or regulation or any judgment, ruling, order, writ, injunction or decree promulgated by any Governmental Entity.

“Legend Removal Date” has the meaning set forth in Section 4.1(c).

“Lien” means any lien, charge, claim, encumbrance, security interest, right of first refusal, preemptive right, mortgage, deed of trust, pledge, conditional sale agreement, restriction on transfer or other restrictions of any kind.

“Loan” has the meaning set forth in Section 3.1(nn).

“Loan Investor” has the meaning set forth in Section 3.1(nn).

“Losses” has the meaning set forth in Section 4.6(a).

“Material Adverse Effect” means any event, circumstance, change or occurrence that has had or would reasonably be expected to have (i) a material and adverse effect on the legality, validity, or enforceability of any Transaction Document, (ii) a material and adverse effect on the operations, results of operations, assets, liabilities, properties, business or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole, or (iii) any adverse impairment to the Company’s ability to perform in any material respect on a timely basis its obligations under any Transaction Document; provided, however, that clause (ii) shall not include the impact of (A) changes in banking and similar Laws of general applicability or interpretations thereof by any applicable Governmental Entity, (B) changes in GAAP or regulatory accounting requirements applicable to banks and their holding companies generally, (C) changes in general economic conditions, including interest rates, affecting banks generally, or (D) the effects of any action or omission taken by the Company or the Bank with the prior written consent of Purchaser, except, with respect to clauses (A), (B) and (C), to the extent that the effect of such changes has a disproportionate impact on the Company and the Subsidiaries, taken as a whole, relative to other similarly situated banks and their holding companies generally.

“Material Contract” means any of the following agreements of the Company or any of its Subsidiaries:

(1)            any contract containing covenants that limit in any material respect the ability of the Company or any of its Subsidiaries to compete in any line of business or with any person or which involve any material restriction of the geographical area in which, or method by which or with whom, the Company or any of its Subsidiaries may carry on its business (other than as may be required by Law or applicable regulatory authorities), and any contract that could require the disposition of any material assets or line of business of the Company or of its Subsidiaries;

(2)            any joint venture, partnership, strategic alliance, or other similar contract (including any franchising agreement, but in any event excluding introducing broker agreements), and any contract relating to the acquisition or disposition of any material business or material assets (whether by merger, sale of stock or assets, or otherwise), which acquisition or disposition is not yet complete or where such contract contains continuing material obligations or contains continuing indemnity obligations of the Company or any of its Subsidiaries;

(3)            any real property lease and any other lease with annual rental payments aggregating $50,000 or more;

(4)            other than with respect to loans, any contract providing for, or reasonably likely to result in, the receipt or expenditure of more than $100,000 on an annual basis, including the payment or receipt of royalties or other amounts calculated based upon revenues or income;

(5)            any contract or arrangement under which the Company or any of its Subsidiaries is licensed or otherwise permitted by a third party to use any Intellectual Property that is material to its business (except for any “shrinkwrap” or “click through” license agreements or other agreements for software that is generally available to the public and has not been customized for the Company or its Subsidiaries) or under which a third party is licensed or otherwise permitted to use any Intellectual Property owned by the Company or any of its Subsidiaries;

(6)            any contract that by its terms limits the payment of dividends or other distributions by the Company or any of its Subsidiaries;

(7)            any standstill or similar agreement pursuant to which any party has agreed not to acquire assets or securities of another person;

(8)            any contract that would reasonably be expected to prevent, materially delay, or materially impede the Company’s ability to consummate the transactions contemplated by this Agreement and the other Transaction Documents;

(9)            any contract providing for indemnification by the Company or any of its Subsidiaries of any person, except for immaterial contracts entered into in the ordinary course of business consistent with past practice;

(10)          any contract that contains a put, call, or similar right pursuant to which the Company or any of its Subsidiaries could be required to purchase or sell, as applicable, any equity interests or assets that have a fair market value or purchase price of more than $50,000; and

(11)          any other contract or agreement which is a “material contract” within the meaning of Item 601(b)(10) of Regulation S-K.

“Material Permits” has the meaning set forth in Section 3.1(o).

“Minimum Ownership Interest” has the meaning set forth in Section 2.1 of the Shareholders Agreement.

“Money Laundering Laws” has the meaning set forth in Section 3.1(gg).

“OCC” means the Office of the Comptroller of the Currency.

“Ohio Courts” has the meaning set forth in Section 6.8.

“OFAC” has the meaning set forth in Section 3.1(ff).

“Outside Date” means six (6) months after the date hereof.

“Pension Plan” has the meaning set forth in Section 3.1(pp).

“Person” means an individual, corporation, partnership, limited liability company, trust, business trust, association, joint stock company, joint venture, sole proprietorship, unincorporated organization or Governmental Entity.

“Personally Identifiable Information” means any information that is publicly available or is held or controlled by the Company or any of its Subsidiaries that, alone or in combination with other information, can be used to identify an individual or a specific device.

“Preferred Shares” has the meaning set forth in Section 3.1(g)(i).

“Principal Trading Market” means the Trading Market on which the Common Shares are primarily listed on and quoted for trading.

“Proceeding” means an action, claim, suit, investigation, or proceeding (including, without limitation, an investigation or partial proceeding, such as a deposition), whether commenced or threatened.

“Purchase Price” means an amount equal to $52.00 per Share.

“Purchased Shares” means the number of Shares to be purchased by each Purchaser hereunder.

“Purchaser” has the meaning set forth in the Preamble.

“Purchaser Deliverables” has the meaning set forth in Section 2.2(b).

“Purchaser Party” has the meaning set forth in Section 4.6(a).

“Questionnaire” has the meaning set forth in Section 2.2(b)(iv).

“Registration Rights Agreement” has the meaning set forth in Section 2.2(a)(xi).

“Registration Statement” means a registration statement meeting the requirements set forth in the Registration Rights Agreement and covering the resale by the Purchasers of the Registrable Securities (as defined in the Registration Rights Agreement).

“Regulation D” has the meaning set forth in the Recitals.

“Regulatory Agreement” has the meaning set forth in Section 3.1(kk).

“Required Approvals” has the meaning set forth in Section 3.1(e).

“Rule 144” means Rule 144 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same effect as such Rule.

“Securities” has the meaning set forth in the Recitals.

“Securities Act” has the meaning set forth in the Recitals.

“Series A Preferred Shares” has the meaning set forth in the Recitals.

“Series A Preferred Certificate of Amendment” has the meaning set forth in Section 2.2(a)(x).

“Shareholder Litigation” has the meaning set forth in Section 4.18.

“Shareholders Agreement” means the Shareholders Agreement in the form attached hereto as Exhibit B, to be dated as of the Closing Date, among the Company, certain of the Company’s shareholders and Castle Creek.

“Shares” has the meaning set forth in the Recitals.

“Solicitor” has the meaning set forth in Section 3.1(uu).

“Subsidiary” means any entity in which the Company or the Bank, directly or indirectly, owns fifty percent (50%) or more of the outstanding capital stock or otherwise has Control over such entity. For the avoidance of doubt, the Subsidiaries of the Company include the Bank.

“Superior Proposal” has the meaning set forth in Section 4.17(f).

“Surviving Corporation” has the meaning set forth in this Section 1.1.

“Takeover Law” has the meaning set forth in Section 3.1(bb).

“Tax” or “Taxes” mean (i) any federal, state, local or foreign income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or add on minimum, ad valorem, transfer or excise tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, imposed by any Governmental Entity and (ii) any liability in respect of any items described in clause (i) above payable by reason of contract, assumption, transferee or successor liability, or operation of law (including without limitation Treasury Regulations Section 1.1502-6(a) (or any predecessor or successor thereof or analogous or similar provisions of Law)).

“Tax Return” means any return, declaration, report or similar statement filed or required to be filed with a taxing authority with respect to any Tax (including any attached schedules), including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax.

“Termination Fee” has the meaning set forth in Section 6.10(c)(i).

“Third Party Confidentiality Agreement” has the meaning set forth in Section 4.17(b).

“Trading Day” means (i) a day on which the Common Shares are listed or quoted and traded on its Principal Trading Market, or (ii) if the Common Shares are not quoted on any Trading Market, a day on which the Common Shares are quoted in the over-the-counter market as reported by OTC Markets Group, Inc. (including the OTC Pink); provided, that in the event that the Common Shares are not listed or quoted as set forth in (i) and (ii) hereof, then Trading Day shall mean a Business Day.

“Trading Market” means whichever of the New York Stock Exchange, the NYSE Amex, the NASDAQ Global Select Market, the NASDAQ Global Market, the NASDAQ Capital Market, or the OTC Pink on which the Common Shares are listed or quoted for trading on the date in question.

“Transaction Documents” means this Agreement, the schedules and exhibits attached hereto, including the VCOC Letter Agreement, the Registration Rights Agreement, the Series A Preferred Certificate of Amendment, the Warrant Agreement, the Shareholders Agreement and any other documents or agreements executed by the Company or the Purchasers in connection with the transactions contemplated hereunder.

“Transfer Agent” means Broadridge Finanical Solutions, Inc. or any successor transfer agent for the Company.

“Underlying Shares” has the meaning set forth in the Recitals.

“Unsolicited Company Proposal” has the meaning set forth in Section 4.17(b).

“VCOC Letter Agreement” means the letter agreement in the form attached hereto as Exhibit F, dated as of the Closing Date, between the Company and Castle Creek.

“Voting Securities” means the capital stock of the Company that is then entitled to vote generally in the election of directors of the Company.

“Warrant Agreement” means the agreement in the form attached as Exhibit H, dated as of the Closing Date, between the Company and Castle Creek.

“Warrants” has the meaning set forth in the Recitals.

Article II
PURCHASE AND SALE

Section 2.1      Closing.

(a)            Purchase of Shares. Subject to the terms and conditions set forth in this Agreement, at the Closing the Company shall issue and sell to each Purchaser, and each Purchaser shall, severally and not jointly, purchase from the Company, the number of Shares and Warrants set forth below such Purchaser’s name on the signature page of this Agreement at a per Share price equal to the Purchase Price.

(b)           Closing. Unless this Agreement has been terminated pursuant to Section 6.10 and subject to the satisfaction (or waiver, as applicable) of the conditions set forth in Article V and the delivery of the Company Deliverables and the Purchaser Deliverables, the Closing of the purchase and sale of the Shares and Warrants shall take place remotely by electronic transmission of closing documents and signature pages on the Closing Date, or such other means and/or date as the parties may mutually agree.

Section 2.2      Closing Deliveries.

(a)            On or prior to the Closing, the Company shall issue, deliver or cause to be delivered to each Purchaser (unless otherwise indicated) the following (the “Company Deliverables”):

(i)             this Agreement, duly executed by the Company;

(ii)            evidence of book entry of the Shares subscribed for by the Purchaser as of the Closing, registered in the name of such Purchaser or its nominee;

(iii)            a certificate of the Secretary of the Company, in the form attached hereto as Exhibit D, dated as of the Closing Date, (a) certifying the resolutions adopted by the Board or a duly authorized committee thereof approving the transactions contemplated by this Agreement and the other Transaction Documents and the issuance of the Shares, (b) certifying the current versions of the Articles of Incorporation and bylaws, as amended, of the Company, (c) certifying the fulfillment of the conditions specified in Section 5.1, and (d) certifying as to the signatures and authority of persons signing the Transaction Documents and related documents on behalf of the Company;

(iv)            a certificate, dated as of the Closing Date and signed by of the President and Chief Executive Officer or Chief Financial Officer of the Company, in the form attached hereto as Exhibit E;

(v)            a Certificate of Good Standing of the Company from the Ohio Secretary of State as of a recent date;

(vi)           a certificate of the Federal Reserve Bank of Cleveland to the effect that the Company is a registered bank holding company under the BHCA;

(vii)          a certificate of the OCC as of a recent date evidencing the corporate existence of the Bank under the Laws of the United States;

(viii)         a certificate of the FDIC to the effect that the Bank’s deposit accounts are insured by the FDIC under the provisions of the Federal Deposit Insurance Act;

(ix)            the certificate of amendment relating to the Series A Preferred Shares filed with the Ohio Secretary of State in the form attached hereto as Exhibit G (the “Series A Preferred Certificate of Amendment”); and

(x)             with respect to Castle Creek, the VCOC Letter Agreement, the Warrant Agreement, the Shareholder Agreement, and a registration rights agreement, substantially in the form attached hereto as Exhibit A (the “Registration Rights Agreement”), each duly executed by the Company and Castle Creek.

(b)            On or prior to the Closing, each Purchaser shall deliver or cause to be delivered to the Company the following (the “Purchaser Deliverables”):

(i)             this Agreement, duly executed by such Purchaser;

(ii)            in U.S. dollars and in immediately available funds, the amount indicated below such Purchaser’s name on the applicable signature page hereto under the heading “Aggregate Purchase Price” by wire transfer to the account provided by the Company;

(iii)           a Registration Rights Agreement duly executed by such Purchaser;

(iv)           a fully completed and duly executed Accredited Investor Questionnaire (the “Questionnaire”) reasonably satisfactory to the Company, in the form attached hereto as Exhibit C; and

(v)            with respect to Castle Creek, the VCOC Letter Agreement, the Warrant Agreement and the Shareholders Agreement.

Article III
REPRESENTATIONS AND WARRANTIES

Section 3.1      Representations and Warranties of the Company. The Company hereby represents and warrants as of the date hereof and as of the Closing Date, except for the representations and warranties that speak as of a specific date, which shall be made as of such date and qualified as set forth on the applicable section of the Disclosure Schedules attached to this Agreement, to each of the Purchasers that:

(a)            Subsidiaries. The Company owns all of the outstanding shares of the Bank. The Company has no other direct or indirect Subsidiaries except as set forth on Schedule 3.1(a). The Company owns, directly or indirectly, all of the capital stock (except for any preferred securities issued by Subsidiaries that are trusts as set forth on Schedule 3.1(a)) or comparable equity interests of each Subsidiary free and clear of any and all Liens, and, except as set forth in Schedule 3.1(a) hereto, all the issued and outstanding shares of capital stock or comparable equity interest of each Subsidiary are validly issued and are fully paid, non-assessable (to the extent such concept is applicable to an equity interest of a Subsidiary) and free of preemptive and similar rights to subscribe for or purchase securities. Except in respect of the Company’s Subsidiaries, the Company does not own beneficially, directly or indirectly, more than five percent (5%) of any class of equity securities or similar interests of any corporation, bank, business trust, association or similar organization, and is not, directly or indirectly, a partner in any partnership or party to any joint venture.

(b)            Organization and Qualification. The Company and each of its Subsidiaries is an entity duly incorporated or otherwise organized, validly existing, and in good standing under the Laws of the jurisdiction of its incorporation or organization (as applicable), with the requisite power and authority to own or lease and use its properties and assets and to carry on its business as currently conducted. Neither the Company nor any Subsidiary is in violation of any of the provisions of its respective certificate or articles of incorporation, bylaws, or other organizational or charter documents. The Company and each of its Subsidiaries is duly qualified to conduct business and is in good standing as a foreign corporation or other entity in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, would not in the reasonable judgment of the Company be expected to be material to the Company or any of its Subsidiaries. The Company is duly registered as a bank holding company under the Bank Holding Company Act of 1956 (the “BHCA”). The Bank is the Company’s only Subsidiary banking institution. The Bank’s deposit accounts are insured up to applicable limits by the FDIC, and all premiums and assessments required to be paid in connection therewith have been paid when due and no proceeding for the termination of such insurance is pending or, to the Company’s Knowledge, threatened. Since December 31, 2015, the Company and its Subsidiaries have conducted its business in compliance with all applicable Laws in all material respects except as disclosed in Schedule 3.1(b).

(c)            Authorization; Enforcement; Validity. The Company has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by each of the Transaction Documents and otherwise to carry out its obligations hereunder and thereunder, including, without limitation, to issue the Securities in accordance with the terms hereof. The Company’s execution and delivery of each of the Transaction Documents and the consummation by it of the transactions contemplated hereby and thereby (including, but not limited to, the sale and delivery of the Securities pursuant to this Agreement and the other Transaction Documents) have been duly authorized by all necessary corporate action on the part of the Company, and no further corporate action is required by the Company, the Board, or the Company’s shareholders in connection therewith other than in connection with the Required Approvals. Each of the Transaction Documents has been (or upon delivery will have been) duly executed by the Company and is, or when delivered in accordance with the terms hereof or thereof (assuming due authorization, execution and delivery by Purchasers), will constitute the legal, valid, and binding obligation of the Company enforceable against the Company in accordance with its terms, except (i) as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation, or similar Laws relating to, or affecting generally the enforcement of, creditors’ rights and remedies or by other equitable principles of general application, (ii) as limited by Laws relating to the availability of specific performance, injunctive relief, or other equitable remedies, and (iii) insofar as indemnification and contribution provisions may be limited by applicable Law. There are no shareholder agreements, voting agreements, or other similar arrangements with respect to the Company’s capital stock to which the Company is a party or, to the Company’s Knowledge, between or among any of the Company’s shareholders.

(d)            No Conflicts. The execution, delivery, and performance by the Company of the Transaction Documents and the consummation by the Company of the transactions contemplated hereby or thereby (including, without limitation, the issuance of the Securities pursuant to this Agreement and the other Transaction Documents) do not and will not, subject to receipt of the Required Approvals, (i) conflict with or violate any provisions of the Company’s or any Subsidiary’s certificate or articles of incorporation, bylaws, or otherwise result in a violation of the organizational documents of the Company or any Subsidiary, (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would result in a default) under, result in the creation of any Lien upon any of the properties or assets of the Company or any Subsidiary or give to others any rights of termination, amendment, acceleration, or cancellation (with or without notice, lapse of time or both) of, any agreement, indenture or instrument to which the Company or any Subsidiary is a party, or (iii) subject to the Required Approvals, conflict with or result in a violation of any Law to which the Company is subject (including federal and state securities Laws and regulations and the rules and regulations thereunder, assuming, without investigation, the correctness of the representations and warranties made by the Purchasers herein, of any self-regulatory organization to which the Company or its securities are subject), or by which any property or asset of the Company is bound or affected, except in the case of clauses (ii) and (iii) such as would not have or reasonably be expected to be material to the Company or any of its Subsidiaries.

(e)            Filings, Consents and Approvals. Neither the Company nor any of its Subsidiaries is required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any Governmental Entity or other Person in connection with the execution, delivery and performance by the Company of the Transaction Documents (including, without limitation, the issuance of the Shares, the Warrants and the Underlying Shares), other than (i) the filing with the Commission of one or more Registration Statements in accordance with the requirements of the Registration Rights Agreement, (ii) filings required by applicable state securities Laws, (iii) the filing of a Notice of Exempt Offering of Securities on Form D with the Commission under Regulation D of the Securities Act, (iv) the filing of any applicable notices and/or applications to or the receipt of any applicable consents or non-objections from the state or federal bank regulatory authorities that govern the Company or the Bank, (v) the filing of the Series A Preferred Certificate of Amendment to create the Series A Preferred Shares, and (vi) those that have been made or obtained prior to the date of this Agreement (collectively, the “Required Approvals”). The Company is unaware of any facts or circumstances relating to the Company or its Subsidiaries that would be likely to prevent the Company from obtaining or effecting any of the foregoing.

(f)             Issuance of the Shares. The issuance of the Shares and the Warrants has been duly authorized and the Shares, when issued and paid for in accordance with the terms of the Transaction Documents, will be duly and validly issued, fully paid, and non-assessable and free and clear of all Liens, other than restrictions on transfer imposed by applicable securities Laws, restrictions contemplated by this Agreement and Liens, if any, created by a Purchaser, and shall not be subject to preemptive or similar rights. The issuance of the Underlying Shares has been duly authorized and the Underlying Shares, if and when issued in accordance with the terms of the Articles of Incorporation, and/or the Warrant Agreement, will be duly and validly issued, fully paid and non-assessable and free and clear of all Liens, other than restrictions on transfer imposed by applicable securities Laws, restrictions contemplated by this Agreement and Liens, if any, created by a Purchaser, and shall not be subject to preemptive or similar rights. Assuming the accuracy of the representations and warranties of the Purchasers in this Agreement, the Shares will be issued in compliance with all applicable federal and state securities Laws.

(g)            Capitalization.

(i)             The authorized capital stock of the Company consists of (1) 1,000,000 Common Shares, and (2) 1,000,000 preferred shares, without par value (the “Preferred Shares”). As of the date hereof, there are 688,951.332 Common Shares issued and outstanding and no Preferred Shares issued and outstanding. No Common Shares are reserved for issuance. All of the outstanding shares of capital stock of the Company are duly authorized, validly issued, fully paid and non-assessable, have been issued in compliance in all material respects with all applicable federal and state securities Laws, and none of such outstanding shares was issued in violation of any preemptive rights or similar rights to subscribe for or purchase any capital stock of the Company. The Series A Preferred Shares (upon filing of the Series A Preferred Certificate of Amendment with the Secretary of State of the State of Ohio) will be duly authorized by all necessary corporate action, and when issued and sold against receipt of the consideration therefor as provided in this Agreement and/or the Warrant Agreement, such Series A Preferred Shares will be validly issued, fully paid and non-assessable and free of preemptive rights except for those stated herein. The Common Shares issuable upon the conversion of the Series A Preferred Shares and/or exercise of the Warrants will have been duly authorized by all necessary corporate action and when so issued upon such conversion or exercise will be validly issued, fully paid and non-assessable, and free of preemptive rights except for those stated herein. The Company will reserve, free of any preemptive or similar rights of shareholders of the Company, a number of unissued Common Shares sufficient to issue and deliver the Underlying Shares into which the Series A Preferred Shares are convertible under the Series A Preferred Certificate of Amendment, and/or subject to exercise under the Warrants. No shares of the Company's outstanding capital stock are subject to preemptive rights or any other similar rights. There are no outstanding options, warrants, scrip, rights to subscribe to, calls, or commitments of any character whatsoever relating to, or securities or rights convertible into, or exercisable or exchangeable for, any shares of capital stock of the Company or any of its Subsidiaries, or contracts, commitments, understandings or arrangements by which the Company or any of its Subsidiaries is or may become bound to issue additional shares of capital stock of the Company or any of its Subsidiaries or options, warrants, scrip, rights to subscribe to, calls, or commitments of any character whatsoever relating to, or securities or rights convertible into, or exercisable or exchangeable for, any shares of capital stock of the Company or any of its Subsidiaries. Except as set forth on Schedule 3.1(g), there are no material outstanding debt securities, notes, credit agreements, credit facilities or other agreements, documents or instruments evidencing indebtedness of the Company or any of its Subsidiaries or by which the Company or any of its Subsidiaries is bound. Except for the Registration Rights Agreement, if applicable, there are no agreements or arrangements under which the Company or any of its Subsidiaries is obligated to register the sale of any of its securities under the Securities Act. There are no outstanding securities or instruments of the Company or any of its Subsidiaries that contain any redemption or similar provisions, and there are no contracts, commitments, understandings or arrangements by which the Company or any of its Subsidiaries is or may become bound to redeem a security of the Company or any of its Subsidiaries. The Company and its Subsidiaries do not have any stock appreciation rights or "phantom stock" plans or agreements or any similar plan or agreement. Neither the Company nor any of its Subsidiaries has any liabilities or obligations required to be disclosed in the Company Financial Statements but not so disclosed in the Company Financial Statements, which, individually or in the aggregate, will be or would reasonably be expected to be material to the Company or any of its Subsidiaries. There are no securities or instruments issued by or to which the Company or any of its Subsidiaries is a party containing anti-dilution or similar provisions that will be triggered by the issuance of the Shares pursuant to this Agreement and the other Transaction Documents.

(ii)            Immediately following the Closing, (a) 764,651.332 Common Shares, and (b) 116,608 Series A Preferred Shares, will be issued and outstanding.

(h)            Company Financial Statements. The audited consolidated balance sheets of the Company and its Subsidiaries as of December 31, 2017, 2016 and 2015 and the related consolidated statements of operations for the three years ended December 31, 2017, together with the notes thereto, and the unaudited consolidated balance sheets of the Company and its Subsidiaries as of June 30, 2018 and the related consolidated statements of operations for the six (6) months then ended (the “Company Financial Statements”) (1) have been prepared from, and are in accordance with the books and records of the Company and its Subsidiaries, (2) have been prepared in accordance with GAAP applied on a consistent basis during the periods involved, except as may be otherwise specified in such financial statements or the notes thereto and except that the unaudited financial statements may not contain all footnotes required by GAAP, and fairly present in all material respects the balance sheet of the Company and its Subsidiaries taken as a whole as of and for the dates thereof and the results of operations, shareholders’ equity, and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, year-end audit adjustments, which would not be material, either individually or in the aggregate. The Company has made available to the Purchasers complete and accurate copies of the Company Financial Statements. There is no transaction, arrangement, or other relationship between the Company (or any of its Subsidiaries) and an unconsolidated or other off-balance sheet entity.

(i)            Tax Matters. The Company and each of its Subsidiaries has (i) timely filed all material foreign, U.S. federal, state and local Tax Returns that are or were required to be filed, and all such Tax Returns are true, correct and complete in all material respects, (ii) paid all material Taxes required to be paid by it and any other material assessment, fine or penalty levied against it, whether or not shown or determined to be due on such Tax Returns, other than any such amounts (x) currently payable without penalty or interest, or (y) being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP; (iii) timely withheld, collected or deposited as the case may be all material Taxes (determined both individually and in the aggregate) required to be withheld, collected or deposited by it, and to the extent required, have been paid to the relevant taxing authority in accordance with applicable Law; and (iv) complied with all applicable information reporting requirements in all material respects. Neither the Company nor any Subsidiary (i) is subject to any pending or threatened (in writing) audit, assessment, dispute or claim by a taxing authority concerning any material Tax liability of the Company or any of its Subsidiaries; (ii) has any outstanding deficiency that has been assessed or asserted in writing by a taxing authority, (iii) is a party to, bound by or otherwise subject to any obligation under any Tax sharing or Tax indemnity agreement or similar contract or arrangement (other than an agreement, similar contract or arrangement to which only the Company and its Subsidiaries are parties); (iv) has participated in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011- 4(b)(2); or (v) has any liability for Taxes of any Person (other than any member of the group the common parent of which is the Company) arising from the application of Treasury Regulation Section 1.1502-6 or any analogous provision of state, local or foreign Law, or as a transferee or successor, by contract, or otherwise. No claim has been made in writing within the past four (4) years by a tax authority in a jurisdiction where the Company or any Subsidiary does not pay Taxes or file Tax Returns asserting that the Company or any Subsidiary is or may be subject to Taxes assessed by such jurisdiction. Neither the Company nor any Subsidiary will be required to include any item of income in, or exclude any item of deduction from, taxable income for any period (or any portion thereof) ending after the Closing Date as a result of any: (1) installment sale or other open transaction disposition made on or prior to the Closing Date; (2) prepaid amount received on or prior to the Closing Date; (3) written and legally binding agreement with a Governmental Entity relating to taxes for any taxable period ending on or before the Closing Date; (4) change in method of accounting in any taxable period ending on or before the Closing Date; or (5) election under Section 108(i) of the Code. The Company and its Subsidiaries have not experienced an “ownership change” under Section 382 of the Code, and the consummation of the transactions contemplated by this Agreement will not cause the Company and its Subsidiaries to experience an “ownership change” under Section 382 of the Code.

(j)            Material Changes. Except as set forth on Schedule 3.1(j), since the date of the latest audited financial statements included within the Company Financial Statements, and except as may result from the transactions contemplated by this Agreement, (i) there have been no events, occurrences, or developments that have had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, (ii) the Company and its Subsidiaries have not incurred any material liabilities (contingent or otherwise) other than (A) trade payables, accrued expenses, and other liabilities incurred in the ordinary course of business consistent with past practice, and (B) liabilities not required to be reflected in the Company Financial Statements pursuant to GAAP, (iii) the Company and its Subsidiaries have not altered materially their method of accounting or the manner in which they keep their accounting books and records, (iv) the Company has not declared or made any dividend or distribution of cash or other property to its shareholders or purchased, redeemed, or made any agreements to purchase or redeem any shares of its capital stock, (v) the Company and its Subsidiaries have not issued any equity to any Person, (vi) there has not been any material change or amendment to, or any waiver of any material right by the Company or any of its Subsidiaries under, any Material Contract under which the Company or any of its Subsidiaries is bound or subject, and (vii)  there has not been a material increase in the aggregate dollar amount of (A) the Bank’s nonperforming loans (including nonaccrual loans and loans 90 days or more past due and still accruing interest) or (B) the reserves or allowances established on and in respect to the Company Financial Statements. Since the date(s) the Company afforded the Purchasers (i) the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of the Company concerning the terms and conditions of the offering of the Shares and the merits and risks of investing in the Shares, and (ii) access to information about the Company and the Subsidiaries and their respective financial condition, results of operations, business, properties, management, prospects, and any potential transactions sufficient to enable it to evaluate its investment, there have been no events, occurrences, or developments that have materially affected or would reasonably be expected to materially affect, either individually or in the aggregate, the information as presented to the Purchasers in connection with the offering of the Shares.

(k)            Environmental Matters. Neither the Company nor any of its Subsidiaries (i) is or has been in violation of any Law of any Governmental Entity relating to the use, disposal or release of hazardous or toxic substances or relating to the protection or restoration of the environment or human exposure to hazardous or toxic substances (collectively, “Environmental Laws”), (ii) is or has been liable for any off-site disposal or contamination pursuant to any Environmental Laws, (iii) owns or operates, or owned or operated any real property contaminated with any substance that is in violation of any Environmental Laws or (iv) is or has been subject to any claim relating to any Environmental Laws; in each case, which violation, contamination, liability or claim has had or would reasonably be expected to be material to the Company or any of its Subsidiaries; and there is no pending or, to the Company’s Knowledge, threatened investigation that might lead to such a claim. Except as would not be material to the Company or any of its Subsidiaries, there are and have been no circumstances or conditions (including the presence of asbestos, underground storage tanks, lead products, polychlorinated biphenyls, prior manufacturing operations, dry-cleaning or automotive services) involving the Company or any of its Subsidiaries, or any currently or formerly owned or operated property of the Company or any of its Subsidiaries, that could reasonably be expected to result in any claim, liability, investigation, cost or restriction against the Company or any of its Subsidiaries, or result in any restriction on the ownership, use, or transfer of any property pursuant to any Environmental Law, or adversely affect the value of any currently owned property of the Company or any of its Subsidiaries.

(l)             Litigation. There is and has been no Action pending or, to the Company’s Knowledge, threatened, which (i) adversely affects or challenges the legality, validity, or enforceability of any of the Transaction Documents, the issuance of Purchased Shares pursuant to this Agreement and the other Transaction Documents, or the conversion of the Series A Preferred Shares or exercise of the Warrants into the Underlying Shares, or (ii) except as disclosed in Schedule 3.1(l), which is reasonably likely to be material to the Company or any Subsidiary, individually or in the aggregate. Neither the Company nor any Subsidiary, nor any director or officer thereof, is or has been the subject of any Action involving a claim of violation of or liability under federal or state securities Laws or a claim of breach of fiduciary duty nor is any Action, to the Company’s Knowledge, currently threatened. There has not been, and to the Company’s Knowledge there is not pending or contemplated, any investigation by the Commission involving the Company or any current or former director or officer of the Company. The Commission has not issued any stop order or other order suspending the effectiveness of any registration statement filed by the Company or any of its Subsidiaries under the Exchange Act or the Securities Act. There are and have been no outstanding orders, judgments, injunctions, awards or decrees of any court, arbitrator or governmental or regulatory body against the Company or any executive officers or directors of the Company in their capacities as such, which individually or in the aggregate, would reasonably be expected to be material to the Company or any Subsidiary.

(m)           Employment Matters. No labor dispute exists or, to the Company’s Knowledge, is imminent with respect to any of the employees of the Company or any Subsidiary that would be, or would reasonably be expected to be, material to the Company or any of its Subsidiaries. None of the employees of the Company or any Subsidiary is a member of a union that relates to such employee’s relationship with the Company or any Subsidiary, and neither the Company nor any of its Subsidiaries is a party to a collective bargaining agreement, and the Company and each Subsidiary believes that its relationship with its employees is good. To the Company’s Knowledge, there is no activity involving any of the employees of the Company or any of its Subsidiaries seeking to certify a collective bargaining unit or similar organization. To the Company’s Knowledge, no executive officer is, or is now expected to be, in violation of any material term of any employment contract, confidentiality, disclosure or proprietary information agreement or non-competition agreement, or any other contract or agreement or any restrictive covenant in favor of a third party, and to the Company’s Knowledge, the continued employment of each such executive officer does not subject the Company or any Subsidiary to any liability with respect to any of the foregoing matters. The Company and each of its Subsidiaries are and at all times have been in compliance with all Laws and regulations relating to employment and employment practices, immigration, terms and conditions of employment and wages and hours, except where the failure to be in compliance would not have or reasonably be material to the Company or any of its Subsidiaries. No material employee has given notice to the Company or any of its Subsidiaries of his or her intent to terminate his or her employment or service relationship with the Company or any of its Subsidiaries. The Company and its Subsidiaries are and at all times have been in material compliance with all Laws concerning the classification of employees and independent contractors and have properly classified all such individuals for purposes of participation in employee benefit plans.

(n)            Compliance. Neither the Company nor any of its Subsidiaries (i) are or at any time since December 31, 2015 have been in default under or in violation in any material respect of (and no event has occurred that has not been waived that, with notice or lapse of time or both, would result in a default by the Company or any of its Subsidiaries under), nor has the Company or any of its Subsidiaries received written notice of a claim that it is in default under or that it is in violation of, any Material Contract (whether or not such default or violation has been waived), (ii) are or at any time since December 31, 2015 have been in violation in any material respect of any order of which the Company has been made aware in writing of any court, arbitrator, or governmental body having jurisdiction over the Company or its Subsidiaries or their respective properties or assets, (iii) are or at any time since December 31, 2015 have been in violation of, or in receipt of written notice that it is in violation of, any statute, rule, regulation, policy, guideline, or order of any Governmental Entity or self-regulatory organization applicable to the Company or any of its Subsidiaries, or which would have the effect of revoking or limiting FDIC deposit insurance, except in each case as would not have or reasonably be material to the Company or any of its Subsidiaries.

(o)            Regulatory Permits. The Company and each of its Subsidiaries possess and have possessed all required certificates, authorizations, consents, licenses, franchises, variances, exceptions, orders, approvals and permits issued by the appropriate Governmental Entities with respect to the Company and its Subsidiaries’ business, except where the failure to possess such certificates, authorizations, consents, or permits, individually or in the aggregate, has not had and would not reasonably be expected to be material to the Company or any of its Subsidiaries (“Material Permits”), and (i) neither the Company nor any of its Subsidiaries has received any notice in writing of proceedings relating to the revocation or material adverse modification of any such Material Permits, and (ii) the Company is unaware of any facts or circumstances that would give rise to the revocation or material adverse modification of any Material Permits.

(p)            Title to Assets. The Company and its Subsidiaries have good and marketable title to all real property and tangible personal property owned by them which is material to the business of the Company and its Subsidiaries, taken as a whole, in each case free and clear of all Liens, except such as do not materially affect the value of such property or do not interfere with the use made and proposed to be made of such property by the Company and any of its Subsidiaries. Any real property and facilities held under lease by the Company and any of its Subsidiaries are held by them under valid, subsisting, and enforceable leases with such exceptions as are not material and do not interfere with the use made and proposed to be made of such property and facilities by the Company and its Subsidiaries. No notice of a claim of default by any party to any lease entered into by the Company or any of its Subsidiaries has been delivered to either the Company or any of its Subsidiaries or is now pending, and there does not exist any event or circumstance that with notice or passing of time, or both, would constitute a default or excuse performance by any party thereto. None of the owned or leased premises or properties of the Company or any of its Subsidiaries is subject to any current or, to the Company’s Knowledge potential interests of third parties or other restrictions or limitations that would impair or be inconsistent in any material respect with the current use of such property by the Company or any of its Subsidiaries, as the case may be.

(q)            Intellectual Property; Data Security. The Company and its Subsidiaries own, possess, license, or have other rights to use all foreign and domestic patents, patent applications, trade and service marks, trade and service mark registrations, trade names, copyrights, inventions, trade secrets, technology, Internet domain names, know-how, and other intellectual property (collectively, the “Intellectual Property”) necessary for the conduct of their respective businesses as now conducted or as proposed to be conducted free and clear of all Liens and such Intellectual Property is valid, subsisting and enforceable, and is not subject to any outstanding order, judgment, decree or agreement adversely affecting the Company’s or its Subsidiaries’ use of, or rights to, such Intellectual Property, except where the failure to own, possess, license, or have such rights would not have or reasonably be expected to be material to the Company or any of its Subsidiaries. Except where such violations or infringements would not be material to the Company or any of its Subsidiaries, to the Company’s Knowledge (i) there are no rights of third parties to any such Intellectual Property, (ii) there is and has been no infringement by third parties of any such Intellectual Property, (iii) there is and has been no pending or threatened action, suit, proceeding, or claim by others challenging the Company’s and its Subsidiaries’ rights in or to any such Intellectual Property, (iv) there is and has been no pending or threatened action, suit, proceeding, or claim by others challenging the validity or scope of any such Intellectual Property, and (v) there is and has been no pending or threatened action, suit, proceeding, or claim by others that the Company and/or any Subsidiary infringes or otherwise violates any patent, trademark, copyright, trade secret, or other proprietary rights of others. Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, (A) the Company and its Subsidiaries are and at all times have been in compliance with all applicable Laws related to data privacy and data security and, to the Company’s Knowledge (B) there has been no material loss or theft of data or security breach or unauthorized access or use relating to data (including Personally Identifiable Information) in the possession, custody or control of the Company or any of its Subsidiaries. (1) No claims have been asserted or, to the Company’s Knowledge, threatened in writing against the Company or any of its Subsidiaries relating to data security, privacy, or the storage, transfer, use or processing of data (including Personally Identifiable Information), and (2) to the Company’s Knowledge, the Company and its Subsidiaries are not and have never been the subject of any audits, investigations or other inquiries or Proceedings relating to data security, privacy, or the storage, transfer, use or processing of data (including Personally Identifiable Information) from any Governmental Entity, in the case of clause (1) or clause (2).

(r)             Insurance. The Company and each of the Subsidiaries are, and following the Closing Date will remain, insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as the Company reasonably believes to be prudent and customary in the businesses and locations in which and where the Company and its Subsidiaries are engaged. The Company and its Subsidiaries have not been refused any insurance coverage sought or applied for, and the Company and its Subsidiaries do not have any reason to believe that they will not be able to renew their existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue their business at a cost that would not be material to the Company or any of its Subsidiaries. All premiums due and payable under all such policies and bonds have been timely paid, and the Company and its Subsidiaries are in material compliance with the terms of such policies and bonds. Neither the Company nor any of its Subsidiaries has received any notice of cancellation of any such insurance, nor, to the Company’s Knowledge, will it or any Subsidiary be unable to renew their respective existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would be materially higher than their existing insurance coverage. The Company (i) maintains directors’ and officers’ liability insurance and fiduciary liability insurance with financially sound and reputable insurance companies with benefits and levels of coverage as disclosed in Schedule 3.1(r), (ii) has timely paid all premiums on such policies, and (iii) there has been no lapse in coverage during the term of such policies.

(s)            Transactions With Affiliates and Employees. Except as set forth in Schedule 3.1(s), none of the Affiliates, officers or directors of the Company or any Subsidiary and, to the Company’s Knowledge, none of the employees of the Company or any Subsidiary, is presently a party to any transaction with the Company or any Subsidiary or to a presently contemplated transaction (other than for services as employees, officers, and directors) that would be required to be disclosed pursuant to Item 404 of Regulation S-K promulgated under the Securities Act if the Common Shares were required to be registered with the Commission under the Securities Act or the Exchange Act.

(t)             Internal Control Over Financial Reporting. The Company and its Subsidiaries maintain internal control over financial reporting designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and have disclosed, based on its most recent evaluation prior to the date of this Agreement, to the Company’s outside auditors and the audit committee of the Board (A) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize, and report financial information, and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. Since December 31, 2015, (i) neither the Company nor any of its Subsidiaries nor, to the Company’s Knowledge, any director, officer, employee, auditor, accountant or representative of the Company or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a violation of securities Laws, breach of fiduciary duty or similar violation by the Company, its Subsidiaries or any of its officers, directors, employees or agents to the Board or any committee thereof or to any director or officer of the Company or any of its Subsidiaries.

(u)            Certain Fees. No person or entity will have, as a result of the transactions contemplated by this Agreement, any valid right, interest, or claim against or upon the Company, any Subsidiary or any Purchaser for any commission, fee, or other compensation pursuant to any agreement, arrangement, or understanding entered into by or on behalf of the Company or any Subsidiary.

(v)            Private Placement. Assuming the accuracy of the Purchasers’ representations and warranties set forth in Section 3.2 of this Agreement and the accuracy of the information disclosed in the Questionnaires, no registration under the Securities Act is required for the offer and sale of the Securities by the Company to the Purchasers under the Transaction Documents.

(w)           Registration Rights. Other than each of the Purchasers, no Person has any right to cause the Company or any Subsidiary to effect the registration under the Securities Act of any securities of the Company or any Subsidiary.

(x)            No Objections. Neither the FDIC nor the OCC has issued any order or taken any similar action preventing or suspending the issuance or sale of the Purchased Shares to the Purchasers. The Company has filed, and will continue to file, with the FDIC and the OCC, as applicable, all materials required to be filed by the Company in connection with the issuance and sale of the Shares.

(y)            No Integrated Offering. Assuming the accuracy of the Purchasers’ representations and warranties set forth in Section 3.2, none of the Company, its Subsidiaries nor, to the Company’s Knowledge, any of its Affiliates or any Person acting on its behalf has, directly or indirectly, at any time within the past six months, made any offers or sales of any Company security or solicited any offers to buy any security under circumstances that would eliminate the availability of the exemption from registration under Regulation D under the Securities Act in connection with the offer and sale by the Company of the Shares as contemplated hereby.

(z)            Investment Company. Neither the Company nor any of its Subsidiaries is required to be registered as, and is not an Affiliate of, and immediately following the Closing will not be required to register as, an “investment company” within the meaning of the Investment Company Act of 1940, as amended, and neither the Company nor any Subsidiary sponsors any person that is such an investment company.

(aa)          Unlawful Payments. Neither the Company nor any of its Subsidiaries, nor to the Company’s Knowledge, any directors, officers, employees, agents, or other Persons acting at the direction of or on behalf of the Company or any of its Subsidiaries has, in the course of its actions for, or on behalf of, the Company or any of its Subsidiaries (a) directly or indirectly, used any corporate funds for unlawful contributions, gifts, entertainment, or other unlawful expenses relating to foreign or domestic political activity, (b) made any direct or indirect unlawful payments to any foreign or domestic governmental officials or employees or to any foreign or domestic political parties or campaigns from corporate funds, (c) violated any provision of the Foreign Corrupt Practices Act of 1977, or (d) made any other unlawful bribe, rebate, payoff, influence payment, kickback, or other material unlawful payment to any foreign or domestic government official or employee.

(bb)         Application of Takeover Protections; Rights Agreements. The Company has not adopted any shareholder rights plan or similar arrangement relating to accumulations of beneficial ownership of its Common Shares or a Change in Control of the Company. Subject in all respects to the Board’s fiduciary duties under applicable law, the Company and the Board have taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement), or other similar anti-takeover provision under the Company’s Articles of Incorporation or other organizational documents or the Laws of the jurisdiction of its incorporation or otherwise which is or could become applicable to Purchaser solely as a result of the transactions contemplated by this Agreement, including, without limitation, the Company’s issuance of the Shares and any Purchaser’s ownership of the Purchased Shares (each, a “Takeover Law”).

(cc)          No Undisclosed Liabilities. There are no material liabilities or obligations of the Company or any of the Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable, or otherwise, except for (i) liabilities appropriately reflected or reserved against in accordance with GAAP in the Company’s audited balance sheet or that are otherwise disclosed in the footnotes to the financial statements for the year ended December 31, 2017, and (ii) liabilities that have arisen in the ordinary and usual course of business and consistent with past practice since December 31, 2017.

(dd)         Off Balance Sheet Arrangements. Except as set forth on Schedule 3.1(dd), there is no transaction, arrangement, or other relationship between the Company (or any of its Subsidiaries) and an unconsolidated or other off-balance sheet entity that is required to be disclosed by the Company in its Company Financial Statements and is not so disclosed.

(ee)          Absence of Manipulation. The Company has not, and to the Company’s Knowledge no one acting on its behalf has, taken, directly or indirectly, any action designed to cause or to result in the stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of any of the Purchased Shares.

(ff)           OFAC. Neither the Company nor any Subsidiary nor, to the Company’s Knowledge, any director, officer, agent, employee, Affiliate, or Person acting on behalf of the Company or any Subsidiary is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”); and the Company will not knowingly use the proceeds of the sale of the Purchased Shares towards any sales or operations in Cuba, Iran, Syria, Sudan or any other country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to any U.S. sanctions administered by OFAC.

(gg)         Money Laundering Laws. Since December 31, 2015, the operations of each of the Company and any Subsidiary are, and have been conducted at all times, in compliance in all material respects with the money laundering statutes of applicable jurisdictions, the rules and regulations thereunder, and any related or similar rules, regulations, or guidelines, issued, administered, or enforced by any applicable Governmental Entity (collectively, the “Money Laundering Laws”), and to the Company’s Knowledge, no action, suit, or proceeding by or before any court or Governmental Entity, authority, or body or any arbitrator involving the Company and/or any Subsidiary with respect to the Money Laundering Laws is pending or threatened.

(hh)         No Additional Agreements. Except for the Shareholders Agreement and the Warrant Agreement, the Company has no agreements or understandings (including, without limitation, side letters) with any Person to purchase Common Shares or Series A Preferred Shares on terms more favorable to such Person than as set forth herein.

(ii)            Reports, Registrations and Statements. Since January 1, 2015, the Company and each Subsidiary have filed all material reports, registrations, documents, filings, submissions and statements, together with any required amendments thereto, that it was required to file with the Federal Reserve, the FDIC, the OCC and any other applicable federal or state securities or banking authorities. All such reports and statements filed with any such regulatory body or authority are collectively referred to herein as the “Company Reports.” All such Company Reports were filed on a timely basis or the Company or the applicable Subsidiary, as applicable, received a valid extension of such time of filing and has filed any such Company Reports prior to the expiration of any such extension. As of their respective dates, the Company Reports complied in all material respects with all the rules and regulations promulgated by the Federal Reserve, the FDIC, the OCC and any other applicable foreign, federal, or state securities or banking authorities, as the case may be.

(jj)            Regulatory Capitalization. As of June 30, 2018, the Bank was considered “well capitalized” under the FDIC’s regulatory framework for prompt corrective action (12 C.F.R. §325.103(b)(1)).

(kk)          Agreements with Regulatory Agencies. Neither the Company nor any Subsidiary is subject to any cease-and-desist or other similar order or enforcement action issued by, or is a party to any written agreement, consent agreement, or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any capital directive by, or since December 31, 2015, has adopted any board resolutions at the request of, any Governmental Entity that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its liquidity and funding policies and practices, its ability to pay dividends, its credit, risk management or compliance policies, its internal controls, its management, or its operations or business (each item in this sentence, a “Regulatory Agreement”), nor has the Company or any Subsidiary been advised in writing since December 31, 2015 by any Governmental Entity that it intends to issue, initiate, order, or request any such Regulatory Agreement. The Company and each of its Subsidiaries are in compliance in all material respects with all Regulatory Agreements applicable to them.

(ll)            Compliance with Certain Banking Regulations. There are no facts or circumstances, and the Company has no reason to believe that any facts or circumstances exist, that would cause the Bank (i) to be deemed not to be in satisfactory compliance with the Community Reinvestment Act (“CRA”) and the regulations promulgated thereunder or to be assigned a CRA rating by federal or state banking regulators of lower than “satisfactory,” (ii) to be deemed to be operating in violation, in any material respect, of the Bank Secrecy Act, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT) Act of 2001, any order issued with respect to anti-money laundering by OFAC, or any other anti-money laundering Law, (iii) to be deemed not to be in satisfactory compliance, in any material respect, with the Home Mortgage Disclosure Act, the Fair Housing Act, the Community Reinvestment Act, the Equal Credit Opportunity Act, the Flood Disaster Protection Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, or (iv) to be deemed not to be in satisfactory compliance, in any material respect, with all applicable privacy of customer information requirements contained in any applicable federal and state privacy Laws as well as the provisions of all information security programs adopted by the Bank.

(mm)        No General Solicitation or General Advertising. Neither the Company nor, to the Company’s Knowledge, any person acting on its behalf has engaged or will engage in any form of general solicitation or general advertising (within the meaning of Regulation D under the Securities Act) in connection with any offer or sale of the Shares pursuant to this Agreement and the other Transaction Documents.

(nn)         Loan Portfolio.

(i)             Other than as may not be reasonably expected to have a Material Adverse Effect, all loans, leases or other extensions of credit or commitments to extend credit (each, a “Loan”) originated, purchased or serviced by the Company or any of its Subsidiaries has been made or acquired in accordance with currently effective policies and procedures approved by the Board of the Company and to the Company’s Knowledge comply in all material respects with all applicable Laws, including, but not limited to, applicable usury statutes, underwriting and recordkeeping requirements and the Truth in Lending Act, the Equal Credit Opportunity Act, the Real Estate Settlement Procedures Act, and other applicable consumer protection statutes and the regulations promulgated thereunder;

(ii)            The Company has not received from any Agency, Loan Investor or Insurer (A) a claim in writing that the Company or any of its Subsidiaries has violated or has not complied with the applicable underwriting standards with respect to Loans sold by the Company or any of its Subsidiaries to a Loan Investor or Agency, or with respect to any sale of Loan servicing rights to a Loan Investor, (B) written restrictions on the activities (including commitment authority) of the Company or any of its Subsidiaries or (C) written notice to the Company or any of its Subsidiaries that it has terminated or intends to terminate its relationship with the Company or any of its Subsidiaries for poor performance, poor Loan quality or concern with respect to the Company’s or any of its Subsidiary’s compliance with Laws; and

(iii)           The characteristics of the loan portfolio of the Company have not materially changed from the characteristics of the loan portfolio of the Company as of December 31, 2017.

For purposes of this Section 3.1(nn): (A) “Agency” means the Federal Housing Administration, the Federal Home Loan Mortgage Corporation, the Farmers Home Administration (now known as Rural Housing and Community Development Services), the Federal National Mortgage Association, the United States Department of Veterans’ Affairs, the Government National Mortgage Association, the Rural Housing Service of the U.S. Department of Agriculture or any other Governmental Entity with authority to (i) determine any investment, origination, lending or servicing requirements with regard to Loans originated, purchased or serviced by the Company or any of its Subsidiaries or (ii) originate, purchase, or service Loans, or otherwise promote lending, including state and local housing finance authorities; (B) “Loan Investor” means any person (including an Agency) having a beneficial interest in any Loan originated, purchased or serviced by the Company or any of its Subsidiaries or a security backed by or representing an interest in any such Loan; and (C) “Insurer” means a person who insures or guarantees for the benefit of the Loan holder all or any portion of the risk of loss upon borrower default on any of the Loans originated, purchased or serviced by the Company or any of its Subsidiaries, including the Federal Housing Administration, the United States Department of Veterans’ Affairs, the Rural Housing Service of the U.S. Department of Agriculture and any private mortgage insurer, and providers of hazard, title or other insurance with respect to such Loans or the related collateral.

(oo)         Risk Management Instruments. The Company and the Subsidiaries have in place risk management policies and procedures sufficient in scope and operation to protect against risks of the type and in amounts reasonably expected to be incurred by companies of similar size and in similar lines of business as the Company and the Subsidiaries. Except as would not reasonably be expected to be material to the Company or any of its Subsidiaries, since January 1, 2015, all derivative instruments, including, swaps, caps, floors, and option agreements, whether entered into for the Company’s own account, or for the account of one or more of the Subsidiaries, were entered into (1) only in the ordinary course of business, (2) in accordance with prudent practices and in all respects with all applicable Laws, and (3) with counterparties believed to be financially responsible at the time, and each of them constitutes the valid and legally binding obligation of the Company or one of the Subsidiaries, enforceable in accordance with its terms. Neither the Company nor the Subsidiaries, nor, to the Company’s Knowledge, any other party thereto, is in breach of any of its obligations under any such agreement or arrangement.

(pp)         Company Benefit Plans.

(i)             “Benefit Plan” means all material employee benefit plans, programs, agreements, contracts, policies, practices, or other arrangements providing benefits to any current or former employee, officer, director or consultant of the Company or any of its Subsidiaries or any beneficiary or dependent thereof that is sponsored or maintained by the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries contributes or is obligated to contribute or is party, whether or not written, including any material “employee welfare benefit plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), any “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA) and any material bonus, incentive, deferred compensation, vacation, stock purchase, stock option or equity award, equity-based severance, employment, change of control, consulting or fringe benefit plan, program, agreement or policy. Each Benefit Plan is listed on Schedule 3.1(pp)(i). True and complete copies of all Benefit Plans listed on Schedule 3.1(pp)(i) have been made available to the Purchasers prior to the date hereof.

(ii)            With respect to each Benefit Plan, (A) the Company and its Subsidiaries have complied, and are now in compliance in all material respects with the applicable provisions of ERISA, and the Code and all other Laws and regulations applicable to such Benefit Plan and (B) each Benefit Plan has been administered in all material respects in accordance with its terms. Except as would not reasonably be expected to be material to the Company or any of its Subsidiaries, none of the Company or any of its Subsidiaries nor any of their respective ERISA Affiliates has incurred any withdrawal liability as a result of a complete or partial withdrawal from a multiemployer plan, as those terms are defined in Part I of Subtitle E of Title IV of ERISA, that has not been satisfied in full. “ERISA Affiliate” means any entity, trade or business, whether or not incorporated, which together with the Company and its Subsidiaries, would be deemed a “single employer” within the meaning of Section 4001 of ERISA or Sections 414(b), (c), (m) or (o) of the Code.

(iii)           Each Benefit Plan which is subject to ERISA (an “ERISA Plan”) that is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (“Pension Plan”) and that is intended to be qualified under Section 401 (a) of the Code is so qualified, has received a favorable determination letter from the Internal Revenue Service (the “IRS”) and, to the Company’s Knowledge, nothing has occurred, whether by action or failure to act, that could likely result in revocation of any such favorable determination or opinion letter or the loss of the qualification of such Benefit Plan under Section 401(a) of the Code. Neither the Company nor any of its Subsidiaries has engaged in a transaction with respect to any ERISA Plan that, assuming the taxable period of such transaction expired as of the date hereof, could subject the Company or any of its Subsidiaries to a material tax or material penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA. Neither the Company nor any of its Subsidiaries has incurred or reasonably expects to incur a material tax or penalty imposed by Section 4980F of the Code or Section 502 of ERISA.

(iv)           Neither the Company, any of its Subsidiaries nor any ERISA Affiliate (x) sponsors, maintains or contributes to or has within the past six years sponsored, maintained or contributed to a Pension Plan that is subject to Subtitles C or D of Title IV of ERISA or (y) sponsors, maintains or has any liability with respect to or an obligation to contribute to or has within the past six years sponsored, maintained, had any liability with respect to, or had an obligation to contribute to a “multiemployer plan” within the meaning of Section 3(37) of ERISA.

(v)            None of the execution and delivery of this Agreement, the issuance of Purchased Shares, nor the consummation of the transactions contemplated hereby will, whether alone or in connection with another event, (i) constitute a “change in control” or “change of control” within the meaning of any Benefit Plan or result in any material payment or benefit (including severance, unemployment compensation, “excess parachute payment” (within the meaning of Section 280G of the Code), forgiveness of indebtedness or otherwise) becoming due to any current or former employee, officer, director or consultant of the Company or any of its Subsidiaries from the Company or any of its Subsidiaries under any Benefit Plan or any other agreement with any employee, including, for the avoidance of doubt, any employment or change in control agreements, (ii) result in payments under any of the Benefit Plans which would not be deductible under Section 162(m) or Section 280G of the Code, (iii) materially increase any compensation or benefits otherwise payable under any Benefit Plan, (iv) result in any acceleration of the time of payment or vesting of any such benefits, (v) require the funding or increase in the funding of any such benefits, or (vi) result in any limitation on the right of the Company or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any Benefit Plan or related trust.

(vi)           There is no material pending or, to the Company’s Knowledge, threatened, litigation relating to the Benefit Plans (other than claims for benefits in the ordinary course). Neither the Company nor any of its Subsidiaries has any obligations for retiree health and life benefits under any ERISA Plan or collective bargaining agreement, except for health continuation coverage as required by Section 4980B of the Code or Part 6 of Title I of ERISA and at no expense to the Company and its Subsidiaries.

(vii)          Except as would not reasonably be expected to be material to the Company and except for liabilities fully reserved for or identified in the Company Financial Statements, there are no pending or, to the Company’s Knowledge, threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted against (i) the Benefit Plans, (ii) any fiduciaries thereof with respect to their duties to the Benefit Plans, or (iii) the assets of any of the trusts under any of the Benefit Plans.

(qq)         Nonperforming Assets. To the Company’s Knowledge, the Company believes that the Bank will be able to fully and timely collect substantially all interest, principal, or other payments when due under its loans, leases, and other assets that are not classified as nonperforming and such belief is reasonable under all the facts and circumstances known to the Company and Bank, and the Company believes that the amount of reserves and allowances for loan and lease losses and other nonperforming assets established on the Company’s and Bank’s financial statements is adequate, and such belief is reasonable under all the facts and circumstances known to the Company and Bank.

(rr)           No Change in Control. Neither the Company nor any of its Subsidiaries is a party to any employment, Change in Control, severance, or other compensatory agreement or any benefit plan pursuant to which the issuance of the Shares to the Purchasers as contemplated by this Agreement would trigger a “change of control” or other similar provision in any of the agreements, which results in payments to the counterparty or the acceleration of vesting of benefits.

(ss)          Common Control. The Company is not and, after giving effect to the offering and sale of the Shares, will not be under the control (as defined in the BHCA and the Federal Reserve’s Regulation Y (12 C.F.R. Part 225) (“BHCA Control”) of any company (as defined in the BHCA and the Federal Reserve’s Regulation Y). The Company is not in BHCA Control of any federally insured depository institution other than the Bank. The Bank is not under the BHCA Control of any company (as defined in the BHCA and the Federal Reserve’s Regulation Y) other than Company. Neither the Company nor the Bank controls, in the aggregate, more than five percent (5%) of the outstanding voting class, directly or indirectly, of any federally insured depository institution. The Bank is not subject to the liability of any commonly controlled depository institution pursuant to Section 5(e) of the Federal Deposit Insurance Act (12 U.S.C. § 1815(e)).

(tt)           Material Contracts. The Company has made available to each Purchaser or its respective representatives, prior to the date hereof, true, correct, and complete copies of, and listed on Schedule 3.1(tt), each Material Contract to which the Company or any of its Subsidiaries is a party or subject (whether written or oral, express or implied) as of the date of this Agreement. Each Material Contract is a valid and binding obligation of the Company or any of its Subsidiaries (as applicable) that is a party thereto and, to the Company’s Knowledge, each other party to such Material Contract, except for such failures to be valid and binding as, individually or in the aggregate, would not reasonably be expected to be material to the Company or any of its Subsidiaries. Each such Material Contract is enforceable against the Company or any of its Subsidiaries (as applicable) that is a party thereto and, to the Company’s Knowledge, each other party to such Material Contract in accordance with its terms (subject in each case to applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting the enforcement of creditors’ rights generally and general equitable principles, regardless of whether such enforceability is considered in a proceeding of law or at equity), except for such failures to be enforceable as, individually or in the aggregate, would not reasonably be expected to be material to the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries, nor to the Company’s Knowledge, any other party to a Material Contract, is in material default or material breach of a Material Contract and there does not exist any event, condition or omission that would constitute such a default or breach (whether by lapse of time or notice or both), in each case, except as, individually or in the aggregate, would not reasonably be expected to be material to the Company or any of its Subsidiaries.

(uu)         No “Bad Actor” Disqualification. The Company has exercised reasonable care, in accordance with Commission rules and guidance, and has conducted a factual inquiry including the procurement of relevant questionnaires from each Covered Person (as defined below) or other means, the nature and scope of which reflect reasonable care under the relevant facts and circumstances, to determine whether any Covered Person is subject to any of the “bad actor” disqualifications described in Rule 506(d)(1)(i) to (viii) under the Securities Act (“Disqualification Events”). To the Company’s Knowledge, after conducting such sufficiently diligent factual inquiries, no Covered Person is subject to a Disqualification Event, except for a Disqualification Event covered by Rule 506(d)(2) or (d)(3) under the Securities Act. The Company has complied, to the extent applicable, with any disclosure obligations under Rule 506(e) under the Securities Act. “Covered Persons” are those persons specified in Rule 506(d)(1) under the Securities Act, including the Company, any predecessor or affiliate of the Company, any director, executive officer, other officer participating in the offering, general partner or managing member of the Company, any beneficial owner of twenty percent (20%) or more of the Company’s outstanding voting equity securities, calculated on the basis of voting power, any promoter (as defined in Rule 405 under the Securities Act) connected with the Company in any capacity at the time of the sale of the Securities, and any person that has been or will be paid (directly or indirectly) remuneration for solicitation of purchasers in connection with the sale of the Shares (a “Solicitor”), any general partner or managing member of any Solicitor, and any director, executive officer or other officer participating in the offering of any Solicitor or general partner or managing member of any Solicitor.

(vv)         Shell Company Status. The Company is not, and has never been, an issuer identified in Rule 144(i)(1).

(ww)        No Other Representations or Warranties. Except for the specific representations and warranties contained in this Section 3.1 (including the related portions of the Disclosure Schedules), neither the Company nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of the Company. The Company does hereby specifically disclaim any such other representation or warranty made by the Company or any other Person.

Section 3.2      Representations and Warranties of the Purchasers. Each Purchaser hereby, for itself and for no other Purchaser, represents and warrants as of the date of this Agreement and as of the Closing Date to the Company as follows:

(a)            Organization; Authority. If such Purchaser is an entity, it is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization with the requisite corporate, partnership, limited liability company or other power and authority to enter into and to consummate the transactions contemplated by the applicable Transaction Documents and otherwise to carry out its obligations hereunder and thereunder. If such Purchaser is an entity, the execution and delivery of this Agreement and performance by such Purchaser of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate or, if such Purchaser is not a corporation, such partnership, limited liability company or other applicable like action, on the part of such Purchaser, and no further approval or authorization by any of such persons, as the case may be, is required. This Agreement has been duly executed such Purchaser, and when delivered by such Purchaser in accordance with the terms hereof, will constitute the valid and legally binding obligation of such Purchaser, enforceable against it in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation, or similar Laws relating to, or affecting generally the enforcement of, creditors’ rights and remedies or by other equitable principles of general application.

(b)            No Conflicts. The execution, delivery, and performance by such Purchaser of this Agreement and the Registration Rights Agreement, if applicable, and the consummation by such Purchaser of the transactions contemplated hereby and thereby will not (i) result in a violation of the organizational documents of such Purchaser, (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture, or instrument to which such Purchaser is a party, or (iii) result in a violation of any Law, rule, regulation, order, judgment, or decree (including federal and state securities Laws) applicable to such Purchaser, except in the case of clauses (ii) and (iii) above, for such conflicts, defaults, rights, or violations which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of such Purchaser to perform its obligations hereunder.

(c)            Investment Intent. Such Purchaser understands that the understands that the Shares are “restricted securities” and have not been registered under the Securities Act or any applicable state securities Law and is acquiring the Shares as principal for its own account and not with a view to, or for distributing or reselling such Shares or any part thereof in violation of the Securities Act or any applicable state securities Laws, provided, however, that by making the representations herein, such Purchaser does not agree to hold any of the Shares for any minimum period of time and reserves the right at all times to sell or otherwise dispose of all or any part of such Shares pursuant to an effective registration statement under the Securities Act or under an exemption from such registration and in compliance with applicable federal and state securities Laws. Such Purchaser is acquiring the Shares hereunder in the ordinary course of its business. Such Purchaser does not presently have any agreement, plan, or understanding, directly or indirectly, with any Person to distribute or effect any distribution of any of the Shares (or any securities which are derivatives thereof) to or through any person or entity.

(d)            Purchaser Status. At the time such Purchaser was offered the Securities, it was, and at the date hereof it is, an “accredited investor” as defined in Rule 501(a) under the Securities Act.

(e)            Residency. Such Purchaser’s office in which its investment decision with respect to the Shares was made is located at the address for such Purchaser set forth under such Purchaser’s name on the signature page hereof.

(f)             Independent Investigation. Each Purchaser has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Company, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records and other documents and data of the Company for such purpose. Each Purchaser acknowledges and agrees that (a) in making its decision to enter into this Agreement and the other Transaction Documents and to consummate the transactions contemplated hereby and thereby, such Purchaser has relied solely upon its own investigation and the express representations and warranties of the Company set forth in Section 3.1 of this Agreement (including the related portions of the Disclosure Schedules), and such Purchaser has not relied upon any representation or warranty as to the Company other than those set forth in Section 3.1 of this Agreement (including the related portions of the Disclosure Schedules); and (b) neither the Company nor any other Person has made any representation or warranty as to the Company or this Agreement, except as expressly set forth in Section 3.1 of this Agreement (including the related portions of the Disclosure Schedules).

(g)            No Other Representation. Such Purchaser has not made and does not make any representations or warranties with respect to the transactions contemplated hereby other than those specifically set forth in this Section 3.2.

Article IV
OTHER AGREEMENTS OF THE PARTIES

Section 4.1      Transfer Restrictions.

(a)            Compliance with Laws. Notwithstanding any other provision of this Article IV, each Purchaser covenants that the Purchased Shares and Warrants may be disposed of only pursuant to an effective registration statement under, and in compliance with the requirements of, the Securities Act, or pursuant to an available exemption from, or in a transaction not subject to, the registration requirements of the Securities Act, and in compliance with any applicable state, federal or foreign securities Laws. In connection with any transfer of the Shares or Warrants other than (i) pursuant to an effective registration statement, (ii) to the Company or (iii) pursuant to Rule 144 (provided that the transferor provides the Company with reasonable assurances (in the form of a seller representation letter and, if applicable, a broker representation letter) that such securities may be sold pursuant to such rule), the Company may require the transferor thereof to provide to the Company and the Transfer Agent, at the transferor’s expense, an opinion of counsel selected by the transferor and reasonably acceptable to the Company and the Transfer Agent, the form and substance of which opinion shall be reasonably satisfactory to the Company and the Transfer Agent, to the effect that such transfer does not require registration of such Securities under the Securities Act. As a condition of transfer (other than pursuant to clauses (i), (ii) or (iii) of the preceding sentence), any such transferee shall agree in writing to be bound by the terms of this Agreement and shall have the rights of a Purchaser under this Agreement and the Registration Rights Agreement and Warrant Agreement, if applicable, with respect to such transferred Shares and Warrants.

(b)            Legends. Certificates evidencing the Securities shall bear any legend as required by the “blue sky” laws of any state and a restrictive legend in substantially the following form, until such time as they are not required under Section 4.1(c) or applicable Law:

THE ISSUANCE OF THESE SECURITIES HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “SECURITIES ACT”), OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OR (B) AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS OR BLUE SKY LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY AND ITS TRANSFER AGENT OR (II) UNLESS SOLD PURSUANT TO RULE 144 UNDER SAID ACT (PROVIDED THAT THE TRANSFEROR PROVIDES THE COMPANY WITH REASONABLE ASSURANCES (IN THE FORM OF A SELLER REPRESENTATION LETTER AND, IF APPLICABLE, A BROKER REPRESENTATION LETTER) THAT THE SECURITIES MAY BE SOLD PURSUANT TO SUCH RULE).

(c)            Removal of Legends. Upon the request of the holder, the restrictive legend set forth in Section 4.1(b) above shall be removed and the Company shall issue a certificate without such restrictive legend or any other restrictive legend to the holder of the applicable Securities upon which it is stamped, if (i) such Securities are registered for resale under the Securities Act, (ii) such Securities are sold or transferred pursuant to Rule 144, or (iii) such Securities are eligible for sale under Rule 144, without the requirement for the Company to be in compliance with the current public information required under Rule 144(c)(1) (or Rule 144(i)(2), if applicable) as to such securities and without volume or manner-of-sale restrictions. Following the earlier of (i) the Effective Date or (ii) Rule 144 becoming available for the resale of Securities, without the requirement for the Company to be in compliance with the current public information required under Rule 144(c)(1) (or Rule 144(i)(2), if applicable) as to the Securities and without volume or manner-of-sale restrictions, the Company, upon the written request of the holder, shall instruct the Transfer Agent to remove the legend from the Securities and shall cause its counsel to issue any legend removal opinion required by the Transfer Agent. Any fees (with respect to the Company or the Transfer Agent, Company counsel or otherwise) associated with the issuance of such opinion or the removal of such legend shall be borne by the Company. If a legend is no longer required pursuant to the foregoing, the Company will no later than three (3) Trading Days following the delivery by a Purchaser to the Transfer Agent (with notice to the Company) of a legended certificate representing such Securities (endorsed or with stock powers attached, signatures guaranteed, and otherwise in form necessary to affect the reissuance and/or transfer) and a representation letter to the extent required by Section 4.1(a) (such third Trading Date, the “Legend Removal Date”), deliver or cause to be delivered to Purchaser a certificate representing such Securities that is free from all restrictive legends. The Company may not make any notation on its records or give instructions to the Transfer Agent that enlarge the restrictions on transfer set forth in this Section 4.1(c).

(d)           The Company shall cooperate, in accordance with reasonable and customary business practices with any and all transfers, whether by direct or indirect sale, assignment, award, confirmation, distribution, bequest, donation, trust, pledge, encumbrance, hypothecation or other transfer or disposition, for consideration or otherwise, whether voluntarily or involuntarily, by operation of law or otherwise, by the Purchasers or any of their respective successors and assigns of the Shares, Warrants and other Common Shares and/or Series A Preferred Shares such party may beneficially own prior to or subsequent to the date hereof.

Section 4.2      Acknowledgment of Dilution. The Company acknowledges that the issuance of the Securities may result in dilution of the outstanding Common Shares. The Company further acknowledges that its obligations under the Transaction Documents, including without limitation its obligation to issue the Securities pursuant to the Transaction Documents, are unconditional (except as otherwise set forth herein), absolute and not subject to any right of set off, counterclaim, delay or reduction, regardless of the effect of any such dilution or any claim the Company may have against any Purchaser and regardless of the dilutive effect that such issuance may have on the ownership of the other shareholders of the Company.

Section 4.3      Access; Information.

(a)            Castle Creek and its Affiliates shall be provided with access, information, and other rights as provided in the VCOC Letter Agreement.

(b)            Without limiting Section 4.3(a), for so long as Castle Creek together with its Affiliates has a Minimum Ownership Interest, irrespective of whether Castle Creek has a right to designate a director to serve on or an observer to attend meetings of the Board, Castle Creek shall be provided with all documents and information provided to members of the Board in connection with monthly Board meetings; provided, however, that the Company shall not be required to provide such documents and information to the extent (and only to the extent) they relate to regulatory exams or to the extent providing such documents and information is prohibited by applicable Law.

Section 4.4      Form D and Blue Sky. The Company agrees to timely file a Form D with respect to the Purchased Shares and Warrants as required under Regulation D. The Company, on or before the Closing Date, shall take such action as the Company shall reasonably determine is necessary in order to obtain an exemption for or to qualify the Purchased Shares and Warrants for sale to the Purchasers at the Closing pursuant to this Agreement under applicable securities or “Blue Sky” Laws of the states of the United States (or to obtain an exemption from such qualification). The Company shall make all filings and reports relating to the offer and sale of the Purchased Shares and Warrants required under applicable securities or “Blue Sky” Laws of the states of the United States following the Closing Date.

Section 4.5      No Integration. The Company shall not, and shall use its reasonable best efforts to ensure that no Affiliate of the Company shall, sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security (as defined in Section 2 of the Securities Act) that will be integrated with the offer or sale of the Purchased Shares and Warrants in a manner that would require the registration under the Securities Act of the sale of the Purchased Shares and Warrants to the Purchasers.

Section 4.6      Indemnification.

(a)            Indemnification of Purchasers.

(i)             In addition to the indemnity provided in the Registration Rights Agreement, if applicable, the Company will indemnify and hold each Purchaser and its directors, officers, shareholders, members, partners, employees, agents, and investment advisors (and any other Persons with a functionally equivalent role of a Person holding such titles notwithstanding a lack of such title or any other title), each Person who controls such Purchaser (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act), and the directors, officers, shareholders, agents, members, partners, employees, agents, or investment advisors (and any other Persons with a functionally equivalent role of a Person holding such titles notwithstanding a lack of such title or any other title) of such controlling person (each, a “Purchaser Party”) harmless from any and all losses, liabilities, obligations, claims, contingencies, damages, costs, and expenses, including all judgments, amounts paid in settlements, court costs, and reasonable attorneys’ fees and costs of investigation (provided, however, that “Losses” shall not include that portion of which is shown to have been caused by the Indemnified Party’s failure to reasonably mitigate Losses, nor shall they include, punitive damages, or any Losses that are not probable and reasonably foreseeable, except in each case to the extent any such damages are required to be paid to a third party) (collectively, “Losses”) that any such Purchaser Party may suffer or incur as a result of (A) any breach of any of the representations, warranties, covenants, or agreements made by the Company in this Agreement or in the other Transaction Documents, (B) any action instituted against a Purchaser Party in any capacity, or any of them or their respective affiliates, by any shareholder of the Company who is not an affiliate of such Purchaser Party, with respect to any of the transactions contemplated by this Agreement and (C) any inaccuracy or restatement of the Company Financial Statements. Any indemnification payment made pursuant to this Agreement shall be treated as an adjustment to purchase price for Tax purposes, except as otherwise required by Law or deemed impermissible under GAAP. Such payment shall not result in an adjustment to the value of the original investment reported by the Company under GAAP.

(ii)            Payments by the Company pursuant to Section 4.6(a) in in respect of any Loss shall be limited to the amount of any liability or damage that remains after deducting therefrom any insurance proceeds and any indemnity, contribution or other similar payment actually received by any Purchaser Party in respect of any such claim.

(iii)           The Company shall have no liability (for indemnification or otherwise) under Section 4.6(a)(i) until the total of all Losses with respect to such matters exceeds $50,000 (the “Deductible Amount”); provided that the applicable Purchaser Party shall be entitled to recover only the full amount of such Losses in excess of the Deductible Amount. The aggregate liability of the Company with respect to Losses for the matters set forth in Section 4.6(a)(i) shall not exceed $1,000,000 (the “Cap”). However, this Section 4.6(a)(iii) will not apply to matters arising in respect of Sections 3.1(a), 3.1(b), 3.1(c), 3.1(f), 3.1(g), 3.1(i), 3.1(k) and 3.1(u).

(b)            Third Party Claims. Promptly after receipt by any Purchaser Party of notice of any demand, claim, or circumstances which would or might give rise to a claim or the commencement of any action, proceeding, or investigation in respect of which indemnity may be sought pursuant to Section 4.6(a), such Purchaser Party shall promptly notify the Company in writing and the Company may assume the defense thereof, including the employment of counsel reasonably satisfactory to such Purchaser Party, and shall assume the payment of all fees and expenses; provided, however, that the failure of any Purchaser Party so to notify the Company shall not relieve the Company of its obligations hereunder except to the extent that the Company is actually and materially and adversely prejudiced by such failure to notify. In any such proceeding, any Purchaser Party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Purchaser Party unless (i) the Company and the Purchaser Party shall have mutually agreed to the retention of such counsel, (ii) the Company shall have failed promptly to assume the defense of such proceeding and to employ counsel reasonably satisfactory to such Purchaser Party in such proceeding, or (iii) in the reasonable judgment of counsel to such Purchaser Party, representation of both parties by the same counsel would be inappropriate due to actual differing interests between them. The Company shall not be liable for any settlement of any proceeding effected without its written consent, which consent shall not be unreasonably withheld, delayed or conditioned. Without the prior written consent of the Purchaser Party, the Company shall not effect any settlement of any pending or threatened proceeding in respect of which any Purchaser Party is or could have been a party and indemnity could have been sought hereunder by such Purchaser Party, unless such settlement includes an unconditional release of such Purchaser Party from all liability arising out of such proceeding.

(c)            Knowledge and Materiality Scrape. For purposes of the indemnity contained in Section 4.6(a), all qualifications and limitations set forth in the parties’ representations and warranties as to “materiality, and words of similar import shall be disregarded in determining whether there shall have been any inaccuracy in or breach of any representations and warranties in this Agreement and the Losses arising therefrom; provided however, that with respect to the definitions of “Material Adverse Effect,” “Material Contract,” “Material Permits,” and Sections 3.1(h), 3.1(j), 3.1(o), 3.1(t), 3.1(cc) and 3.1(tt), all qualifications and limitations as to materiality and words of similar import shall be disregarded only for purposes of determining Losses.

(d)            Duty to Mitigate. Each Purchaser Party shall take, and shall cause its Affiliates to take, all reasonable steps to mitigate any Losses upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto.

(e)            Exclusive Remedies. Subject to Section 6.15, each Purchaser Party acknowledges and agrees that its sole and exclusive remedy with respect to any and all claims (other than claims arising from common law fraud, criminal activity or willful misconduct on the part of a party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth in this Agreement or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this Section 4.6. In furtherance of the foregoing, each Purchaser Party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth in this Agreement or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this Section 4.6. Nothing in this Section 4.6(d) shall limit any Purchaser Party’s right to seek and obtain any equitable relief to which such Purchaser shall be entitled or to seek any remedy on account of any party’s fraudulent, criminal or intentional misconduct.

Section 4.7      Use of Proceeds. The Company intends to use the net proceeds from the sale of the Shares and the Warrants hereunder to strengthen the Company’s current balance sheet, improve the regulatory capital of the Bank, support its operations and organic growth opportunities and for general corporate purposes.

Section 4.8      Limitation on Beneficial Ownership. No Purchaser (and its Affiliates or any other Persons with which it is acting in concert) shall be entitled to purchase a number of Common Shares that would result in such Purchaser becoming, directly or indirectly, the beneficial owner (as determined under Rule 13d-3 under the Exchange Act) at the Closing of more than nine point nine percent (9.9%) of the number of shares of the Company’s voting securities issued and outstanding.

Section 4.9      Anti-Take Over Matters. If any Takeover Law may become, or may purport to be, applicable to the transactions contemplated or permitted by this Agreement, the Company and the Board, subject in all respects to the Board’s fiduciary duties under applicable law, shall grant such approvals and take such actions as are necessary so that the transactions contemplated or permitted by this Agreement and the other Transaction Documents may be consummated, as promptly as practicable, on the terms contemplated by this Agreement and the other Transaction Documents, as the case may be, and otherwise act to eliminate or minimize the effects of any Takeover Law on any of the transactions contemplated or permitted by this Agreement and the other Transaction Documents.

Section 4.10    No Additional Issuances. Between the date of this Agreement and the Closing Date, except for the Shares being issued pursuant to this Agreement, the Company shall not issue or agree to issue any additional Common Shares or other securities that provide the holder thereof the right to convert such securities into, or acquire, Common Shares. For the avoidance of doubt, nothing in this Section 4.10 shall restrict the Company from issuing securities in response or pursuant to an order or directive by the Federal Reserve with respect to capital adequacy.

Section 4.11    Conduct of Business. From the date hereof until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, except as contemplated by this Agreement and except as set forth in Schedule 4.11, the Company will, and will cause its Subsidiaries to: (i) operate their business in the ordinary course; (ii) preserve intact the current business organization of the Company; (iii) use commercially reasonable efforts to retain the services of their employees, consultants, and agents; (iv) preserve the current relationships of the Company and its Subsidiaries with material customers and other Persons with whom the Company and its Subsidiaries have and intend to maintain significant relations; (v) maintain all of its operating assets in their current condition (normal wear and tear excepted); (vi) refrain from taking or omitting to take any action that would constitute a breach of Section 3.1(j); and (vii) refrain from (1) declaring, setting aside or paying any distributions or dividends on, or making any distributions (whether in cash, securities, or other property) in respect of, any of its capital stock, (2) splitting, combining or reclassifying any of its capital stock or issuing or authorizing the issuance of any other securities in respect of, in lieu of or in substitution for capital stock or any of its other securities, and (3) purchasing, redeeming or otherwise acquiring any capital stock, assets or other securities or any rights, warrants or options to acquire any such capital stock, assets or other securities, other than acquisitions of investment securities in the ordinary course of business. Additionally, except as required pursuant to existing written, binding agreements in effect prior to the date hereof and as set forth in Schedule 4.11 and set forth in Schedule 3.1(pp), and with respect to clauses (i) and (ii) except in the ordinary course of business consistent with past practice, prior to the earlier of the Closing Date and the termination of this Agreement pursuant to Section 6.10, the Company shall and shall cause its Subsidiaries to not take any of the following actions: (i) grant or provide any severance or termination payments or benefits to any director, officer or employee of the Company or any of its Subsidiaries; (ii) except as set forth in Schedule 4.11, increase the compensation, bonus or pension, welfare, severance or other benefits of, pay any bonus to, or make any new equity awards to any director, officer or employee of the Company or any of its Subsidiaries; (iii) establish, adopt, amend or terminate any Benefit Plan or amend the terms of any outstanding equity-based awards, except as may be required by applicable Law; (iv) take any action to accelerate the vesting or payment, or fund or in any other way secure the payment, of compensation or benefits under any Benefit Plan, to the extent not already provided in any such Benefit Plan; (v) change any actuarial or other assumptions used to calculate funding obligations with respect to any Benefit Plan or to change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP; (vi) forgive any loans to directors, officers or employees of the Company or any of its Subsidiaries; or (vii) enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing; provided, that in no event shall any increase of any payment in the ordinary course of business under clause (ii) increase such person’s compensation by more than five percent (5%) in the aggregate except as set forth in Schedule 3.1(pp). Furthermore, from the date of this Agreement until the Closing, the Company shall not, directly or indirectly, amend, modify, or waive, and the Board shall not recommend approval of any proposal to the Company’s shareholders having the effect of amending, modifying, or waiving any provision in the Articles of Incorporation or bylaws of the Company in any manner adverse to Purchaser. In the event the Board determines in good faith, upon advice of counsel, that compliance with this Section 4.11 would be reasonably likely to constitute a breach by the Board of its fiduciary duties under applicable law, the Company shall not be in breach of this Section 4.11 if it takes or refrains from taking any action that would constitute a breach of this Section 4.11.

Section 4.12    Avoidance of Control.

(a)            Notwithstanding anything to the contrary in this Agreement or any other Transaction Document, no Purchaser (together with its Affiliates (as such term is used under the BHCA)) shall have the ability to purchase or exercise any voting rights of any class of securities in excess of nine point nine percent (9.9%) of the total outstanding voting securities of the Company. In the event any Purchaser breaches its obligations under this Section 4.12 or believes that it is reasonably likely to breach such an obligation, it shall promptly notify the Company and shall cooperate in good faith with such parties to modify ownership or make other arrangements or take any other action, in each case, as is necessary to cure or avoid such breach.

(b)            Notwithstanding anything to the contrary in this Agreement, neither the Company nor any Subsidiary shall take any action (including, without limitation, any redemption, repurchase, rescission or recapitalization of Common Shares, or securities or rights, options or warrants to purchase Common Shares, or securities of any type whatsoever that are, or may become, convertible into or exchangeable into or exercisable for Common Shares in each case, where each Purchaser is not given the right to participate in such redemption, repurchase, rescission, or recapitalization to the extent of such Purchaser’s pro rata proportion) that would reasonably be expected to cause (a) a Purchaser’s equity of the Company (together with equity owned by such Purchaser’s affiliates (as such term is used under the BHCA) to exceed thirty-three point three percent (33.3%) of the Company’s total equity (provided that there is no ownership or control in excess of nine point nine percent (9.9%) of any class of voting securities of the Company by such Purchaser, together with such Purchaser’s affiliates) or (b) a Purchaser’s ownership of any class of voting securities of the Company (together with the ownership by such Purchaser’s affiliates (as such term is used under the BHCA) of voting securities of the Company) to exceed nine point nine percent (9.9%), in each case without the prior written consent of such Purchaser, or to increase to an amount that would constitute “control” under the BHCA, the CIBC Act, any applicable provisions of the Laws of the State of Ohio, or any rules or regulations promulgated thereunder (or any successor provisions) or otherwise cause such Purchaser to “control” the Company under and for purposes of the BHCA, the CIBC Act or any rules or regulations promulgated thereunder (or any successor provisions). Notwithstanding anything to the contrary in this Agreement or any other Transaction Document, no Purchaser (together with its respective Affiliates (as such term is used under the BHCA)) shall have the ability to purchase more than thirty-three point three percent (33.3%) of the Company’s total equity or exercise any voting rights of any class of securities in excess of nine point nine percent (9.9%) of the total outstanding voting securities of the Company. In the event either the Company or any Purchaser breaches its obligations under this Section 4.12 or believes that it is reasonably likely to breach such an obligation, it shall promptly notify the other party hereto and shall cooperate in good faith with such parties to modify ownership or, to the extent commercially reasonable, make other arrangements or take any other action, in each case, as is necessary to cure or avoid such breach.

Section 4.13    No Change of Control. The Company shall use reasonable best efforts to obtain all necessary irrevocable waivers, adopt any required amendments and make all appropriate determinations so that the issuance of the Shares to the Purchasers will not trigger a “change of control” or other similar provision in any Material Contracts and any employment, “change in control,” severance or other employee or director compensation agreements or any benefit plan of the Company or any of its Subsidiaries, which results in payments to the counterparty or the acceleration of vesting of benefits.

Section 4.14    Most Favored Nation. During the period from the date of this Agreement through the Closing Date, neither the Company nor any of its Subsidiaries shall enter into any additional, or modify any existing, agreements with any existing or future investors in the Company or any of its Subsidiaries that have the effect of establishing rights or otherwise benefiting such investor in a manner more favorable in any material respect to such investor than the rights and benefits established in favor of any Purchaser by this Agreement, unless, in any such case, such Purchaser has been provided with such rights and benefits

Section 4.15    Filings; Other Actions. Each Purchaser, with respect to itself only, on the one hand, and the Company, on the other hand, will reasonably cooperate and consult with the other and use commercially reasonable efforts to provide all necessary and customary information and data, to prepare and file all necessary and customary documentation, to effect all necessary and customary applications, notices, petitions, filings and other documents, to provide evidence of non-control of the Company and the Bank, as requested by the applicable Governmental Entity, including executing and delivery to the applicable Governmental Entities customary passivity commitments, disassociation commitments, and commitments not to act in concert, with respect to the Company or the Bank, and to obtain all necessary and customary permits, consents, orders, approvals, and authorizations of, or any exemption by, all third parties and Governmental Entities, in each case, (i) necessary or advisable to consummate the transactions contemplated by this Agreement, and to perform the covenants contemplated by this Agreement, in each case required by it, and (ii) with respect to a Purchaser, to the extent typically provided by such Purchaser to such third parties or Governmental Entities, as applicable, under such Purchaser’s policies consistently applied, to the extent such Purchaser has such policies, and subject to such confidentiality requests as such Purchaser may reasonably seek. Each of the parties hereto shall execute and deliver both before and after the Closing such further certificates, agreements, and other documents and take such other actions as the other parties may reasonably request to consummate or implement such transactions or to evidence such events or matters, subject, in each case, to clauses (i) and (ii) of the first sentence of this Section 4.15. Each Purchaser, with respect to itself only, and the Company will have the right to review in advance, and to the extent practicable each will consult with the other, in each case subject to applicable Laws relating to the exchange of information (other than confidential information related to such Purchaser and any of its respective Affiliates), which appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions to which it will be party contemplated by this Agreement; provided that (i) for the avoidance of doubt, no Purchaser shall have the right to review any such information relating to another Purchaser and (ii) a Purchaser shall not be required to disclose to the Company or any other Purchaser any information that is confidential and proprietary to such Purchaser, its Affiliates, its investment advisors, or its or their control persons or equity holders. In exercising the foregoing right, the parties hereto agree to act reasonably and as promptly as practicable. Each Purchaser, with respect to itself only, on the one hand, and the Company, on the other hand, agree to keep each other reasonably apprised of the status of matters referred to in this Section 4.15. Each Purchaser, with respect to itself only, on the one hand, and the Company, on the other hand, shall promptly furnish each other with copies of written communications received by it or its Affiliates from, or delivered by any of the foregoing to, any Governmental Entity in respect of the transactions contemplated by this Agreement; provided, that the party delivering any such document may redact any confidential information contained therein. Notwithstanding anything in this Section 4.15 or elsewhere in this Agreement to the contrary, no Purchaser shall be required to provide to any Person pursuant to this Agreement any of its, its Affiliates’, its investment advisors’ or its or their control persons’ or equity holders’ nonpublic, proprietary, personal, or otherwise confidential information including the identities or financial condition of limited partners, shareholders, or non-managing members of such Purchaser or its Affiliates or their investment advisors. Notwithstanding anything to the contrary in this Section 4.15, no Purchaser shall be required to perform any of the above actions if such performance would constitute or could reasonably result in any restriction or condition that such Purchaser determines, in its reasonable good faith judgment, (i) is materially and unreasonably burdensome, or (ii) would reduce the benefits of the transactions contemplated hereby to such Purchaser to such a degree that such Purchaser would not have entered into this Agreement had such condition or restriction been known to it on the date of this Agreement (any such condition or restriction, a “Burdensome Condition”); for the avoidance of doubt, any requirement to disclose the identities or financial condition of limited partners, shareholders, or non-managing members of such Purchaser or its Affiliates or its investment advisers shall be deemed a Burdensome Condition unless otherwise determined by such Purchaser in its sole discretion.

Section 4.16    Notice of Certain Events. Each party hereto shall promptly notify the other party hereto of (a) any event, condition, fact, circumstance, occurrence, transaction or other item of which such party becomes aware prior to the Closing that would constitute a violation or breach of the Transaction Documents (or a breach of any representation or warranty contained herein or therein) or, if the same were to continue to exist as of the Closing Date, would constitute the non-satisfaction of any of the conditions set forth in Section 5.1 or 5.2 hereof, and (b) any event, condition, fact, circumstance, occurrence, transaction or other item of which such party becomes aware that would have been required to have been disclosed pursuant to the terms of this Agreement had such event, condition, fact, circumstance, occurrence, transaction or other item existed as of the date hereof; provided that delivery of any notice pursuant to this Section 4.16 shall not modify the representations, warranties, covenants, agreements or obligations of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement.

Section 4.17    No Solicitation of Competing Proposal.

(a)            Except as provided in this Section 4.17, from and after the date of this Agreement until the earlier of the Closing Date and the date, if any, on which this Agreement is terminated pursuant to Section 6.10, the Company agrees that it shall not, and that it shall direct and use its reasonable best efforts to cause the Company’s directors, officers, employees, agents, consultants and advisors not to, directly or indirectly, solicit, initiate, encourage or facilitate any inquiries or proposals from, discuss or negotiate with, provide any information to, or consider the merits of any unsolicited inquiries or proposals, any Person relating to any Acquisition Transaction or a potential Acquisition Transaction involving the Company or any of its Subsidiary.

(b)            Notwithstanding the limitations set forth in Section 4.17(a), if after the date of this Agreement and prior to the Closing Date, the Company receives an unsolicited proposal from a third party with respect to an Acquisition Transaction that was not directly or indirectly, after the date hereof, made, encouraged, facilitated, solicited, initiated or assisted by the Company or its directors, officers, employees, agents, consultants and advisors (an “Unsolicited Company Proposal”) which did not result from or arise in connection with a breach of Section 4.17(a) and which: (i) constitutes a Superior Proposal (as defined in Section 4.17(f)); or (ii) which the Board determines in good faith, after consultation with the Company’s outside legal and financial advisors, could reasonably be expected to result, after the taking of any of the actions referred to in either of clause (x) or (y) below, in a Superior Proposal, the Company may take the following actions after providing written notice to each Purchaser of such determination and the basis therefor: (x) furnish nonpublic information with respect to the Company and the Company Subsidiaries to the third party making such Unsolicited Company Proposal, if, and only if, prior to so furnishing such information, the Company and such third party enter into a confidentiality agreement (a “Third Party Confidentiality Agreement”) that is no less restrictive to and no more favorable to such third party or parties than the confidentiality agreements between the Company and the Purchasers and (y) engage in discussions or negotiations with the third party with respect to the Unsolicited Company Proposal; provided, however, that the Company has complied with the requirements of Section 4.17(d) with respect to such Unsolicited Company Proposal or such Superior Proposal. The Third Party Confidentiality Agreement shall provide that such third party shall pay any Termination Fee payable under Section 6.10 and any costs, expenses and interest payable under Section 6.10.

(c)            Notwithstanding the foregoing and the limitations set forth in Section 4.17(a), if, prior to the Closing, the Board determines in good faith, after consultation with the Company’s outside legal and financial advisors, that, due to the existence of a Superior Proposal or an Unsolicited Company Proposal which the Board determines in good faith, after consultation with the Company’s outside legal and financial advisors, could reasonably be expected to result, after the taking of any of the actions referred to in either of clause (x) or (y) of Section 4.17(b), in a Superior Proposal, the Board may, solely with respect to a Superior Proposal, enter into a binding written agreement with respect to such Superior Proposal and terminate this Agreement (provided that the Company may not terminate this Agreement pursuant to the foregoing, and any purported termination pursuant to the foregoing shall be void and of no force or effect, unless (x) the Board determines in good faith, after consultation with the Company’s outside legal and financial advisors, that failure to take such action would be reasonably likely to constitute a breach by the Board of its fiduciary duties under applicable law and (y) in advance of or concurrently with such termination the Company pays or causes to be paid the Termination Fee to each Purchaser in accordance with Section 6.10), but only if the Company shall have first: (i) provided five (5) business days’ prior written notice to each Purchaser that it is prepared to enter into a binding written agreement with respect to the Superior Proposal and terminate this Agreement, and specifying the reasons therefor, including the terms and conditions of the Unsolicited Company Proposal or Superior Proposal, as applicable (including the most current version of any proposed agreement(s)), and the identity of the Person making the proposal; (ii) offered to provide to each Purchaser all material non-public information delivered or made available to the person making any Unsolicited Company Proposal or Superior Proposal in connection with such Unsolicited Company Proposal or Superior Proposal that was not previously delivered or made available to each Purchaser; (iii) provided to each Purchaser copies of documents relating to the Unsolicited Company Proposal or Superior Proposal provided to the Company by the Person making the proposal (or provided by the Company to such person or their representatives), including the most current version of any proposed agreement or any other letter or other document containing such Person’s proposal (and the Company’s response(s) thereto) and the terms and conditions thereof; and (iv) during such five (5) business day period, if requested by a Purchaser, engaged in, and caused its financial and legal advisors to engage in, good faith negotiations with such Purchaser to amend this Agreement. The Company acknowledges and agrees that (i) any change to the financial terms or (ii) any material change to any other terms of an Unsolicited Company Proposal or Superior Proposal shall require compliance with the foregoing provisions anew.

(d)            The Company shall notify each Purchaser orally and in writing promptly (but in no event later than one (1) Business Day) after receipt by the Company, the Bank, or any of their respective directors, officers, employees, representatives, agents or advisors of any proposal or offer from any Person other than a Purchaser regarding an Acquisition Transaction or any request for non-public information by any Person other than a Purchaser in connection with an Acquisition Transaction indicating, in connection with such notice, the name of such Person and the material terms and conditions of any proposals or offers (including, if applicable, copies of any written requests, proposals or offers, including proposed agreements) and thereafter shall keep each Purchaser informed, on a current basis, of the status and terms of any such proposals or offers (including any amendments thereto) and the status of any such discussions or negotiations, including any change in the Company’s intentions as previously notified.

(e)            Nothing contained in this Agreement shall prevent the Company or its board of directors from issuing as “stop, look and listen” communication pursuant to Rule 14d-9(f) under the Exchange Act or complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act with respect to an Acquisition Transaction or from making any disclosure to the Company shareholders if the board of directors of the Company (after consultation with outside counsel) concludes that its failure to do so would be inconsistent with its fiduciary duties under applicable Law.

(f)            As used in this agreement, “Superior Proposal” shall mean a bona fide written Unsolicited Company Proposal (not solicited or initiated in violation of Section 4.17(a)) that relates to a potential Acquisition Transaction (but changing the references to the twenty percent (20%) amounts contained in the definition of Acquisition Transaction to references to fifty percent (50%)) that is determined in good faith by the Board of the Company, after consultation with the Company’s legal and financial advisors after taking into account all the terms and conditions of the Unsolicited Company Proposal and this Agreement, is on terms that are more favorable to the shareholders of the Company from a financial point of view than the transactions contemplated by the Transaction Documents (after giving effect to any changes to this Agreement proposed by the Purchasers in response to such proposal or otherwise) and is, in the reasonable judgment of the board of directors, reasonably capable of being completed on its stated terms, taking into account all financial, regulatory, legal and other aspects of such inquiry, proposal or offer and the third party or parties making the inquiry, proposal or offer.

Section 4.18    Shareholder Litigation. The Company shall promptly inform the Purchasers of any claim, action, suit, arbitration, mediation, demand, hearing, investigation or proceeding (“Shareholder Litigation”) against the Company, any of its Subsidiaries or any of the past or present executive officers or directors of the Company or any of its Subsidiaries that is threatened in writing or initiated by or on behalf of any shareholder of the Company in connection with or relating to the transactions contemplated hereby or by the Transaction Documents. The Company shall consult with the Purchasers and keep the Purchasers informed of all material filings and developments relating to any such Shareholder Litigation.

Article V
CONDITIONS PRECEDENT TO CLOSING

Section 5.1      Conditions Precedent to the Obligations of the Purchasers to Purchase Shares. The obligation of each Purchaser to acquire Shares at the Closing is subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions, any of which may be waived by such Purchaser (as to itself only):

(a)            Representations and Warranties. The representations and warranties of the Company contained herein shall be true and correct in all material respects (except to the extent such representations and warranties are qualified by materiality, in which case they shall be true and correct in all respects) as of the date when made and as of each Closing Date, as though made on and as of such date, except for such representations and warranties that speak as of a specific date.

(b)            Performance. The Company shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by the Transaction Documents to be performed, satisfied or complied with by it at or prior to the Closing.

(c)            No Injunction. No statute, rule, regulation, executive order, decree, ruling, or injunction shall have been enacted, entered, promulgated, or endorsed by any court or Governmental Entity of competent jurisdiction, nor has there been any regulatory communication, that prohibits the consummation of any of the transactions contemplated by the Transaction Documents or restricts any Purchaser or any of a Purchaser’s Affiliates from owning or voting any securities of the Company in accordance with the terms thereof.

(d)            Consents. The Company shall have obtained in a timely fashion any and all consents, permits, approvals, non-objections, registrations, and waivers necessary for consummation of the purchase and sale of the Shares (including all Required Approvals), all of which shall be and remain so long as necessary in full force and effect.

(e)            Series A Preferred Certificate of Amendment. The Company shall have filed with the Ohio Secretary of State (and the Ohio Secretary of State shall have issued a certificate evidencing the effectiveness of) the Series A Preferred Certificate of Amendment, setting forth the terms of the Series A Preferred Shares.

(f)             Company Deliverables. The Company shall have delivered the Company Deliverables in accordance with Section 2.2(a).

(g)            Minimum Gross Proceeds. The Company shall receive at the Closing aggregate gross proceeds from the sale of Shares of at least $10,000,000 at a price per share equal to the Purchase Price, and shall simultaneously issue and deliver at the Closing to the Purchasers hereunder an aggregate number of Shares equal to such gross proceeds divided by the Purchase Price.

(h)            Termination. This Agreement shall not have been terminated as to such Purchaser in accordance with Section 6.10 herein.

(i)             Ownership Limitation. The purchase of Shares by such Purchaser shall not (i) cause such Purchaser or any of its Affiliates to violate any banking regulation, (ii) require such Purchaser or any of its affiliates to file a prior notice under the CIBC Act, or otherwise seek prior approval or non-objection of any banking regulator, (iii) require such Purchaser or any of its Affiliates to become a bank holding company or otherwise serve as a source of strength for the Company or any Bank or (iv) cause such Purchaser, together with any other person whose Company securities would be aggregated with such Purchaser’s Company securities for purposes of any banking regulation or Law, to collectively be deemed to own, control or have the power to vote securities which (assuming, for this purpose only, full conversion and/or exercise of such securities by the Purchaser and such other Persons) would represent more than 9.9% of any class of voting securities of the Company outstanding at such time.

(j)             Non-Control Determination. Each Purchaser shall have received, in its sole discretion, satisfactory feedback from the Federal Reserve and the OCC that it will not have “control” of the Company or the Bank for purposes of the BHCA and that no notice is required under the CIBC Act.

(k)            Burdensome Condition. Since the date hereof, there shall not be imposed any Burdensome Condition.

(l)             Material Adverse Effect. No Material Adverse Effect shall have occurred since December 31, 2017.

(m)           No Change in Control. The Company shall not have agreed to enter into or entered into (A) any agreement or transaction in order to raise capital, or (B) any transaction that resulted in, or would result in if consummated, a Change in Control of the Company, in each case, other than in connection with the transactions contemplated by the Transaction Documents.

(n)            Well-Capitalized Status. After the Closing and the consummation of the transactions contemplated by this Agreement, (A) the Bank’s capital levels shall exceed the specific quantitative capital requirements necessary to be deemed “well capitalized” as defined in 12 C.F.R. § 325.103(b)(1); (B) the Company’s capital levels shall exceed the specific quantitative capital requirements necessary to be deemed “well capitalized” as defined in 12 C.F.R. §§ 225.2(r); (C) the Company and the Bank shall meet or exceed all specific quantitative capital requirements stated in any written agreement, order, understanding or undertaking with the Federal Reserve or the OCC, as applicable; (D)  subject to any regulatory limitations, the Common Shares shall qualify as “Common Equity Tier 1 capital” under 12 C.F.R. Section 217.20(b) and the Series A Preferred Shares shall qualify as “Additional Tier 1 capital” under 12 C.F.R. Section 217.20(c); and (E) the Company’s capital structure will otherwise comply with the “predominance” of voting common equity provisions of 12 C.F.R. Part 225, Appendix A.

(o)            Non-Performing Assets. As of the end of the month immediately prior to the Closing, total nonperforming assets shall not have increased more than ten percent (10%) over total nonperforming assets as of June 30, 2018 as disclosed in the Company Financial Statements.

(p)            Registration Rights Agreement. The Company and each Purchaser shall have executed and delivered the Registration Rights Agreement.

(q)            Shareholders Agreement. The Company and Castle Creek shall have executed and delivered the Shareholders Agreement.

(r)            VCOC Letter Agreement. The Company and Castle Creek shall have executed and delivered the VCOC Letter Agreement.

Section 5.2      Conditions Precedent to the Obligations of the Company to sell Shares. The Company’s obligation to sell and issue the Shares to each Purchaser at the Closing is subject to the fulfillment on or prior to the Closing Date of the following conditions, any of which may be waived by the Company:

(a)            Representations and Warranties. The representations and warranties made by such Purchaser in Section 3.2 hereof shall be true and correct in all material respects as of the Closing Date, except for such representations and warranties that speak as of a specific date (which representations and warranties are so true and correct as of such date).

(b)            Performance. Such Purchaser shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by the Transaction Documents to be performed, satisfied or complied with by such Purchaser at or prior to the Closing Date.

(c)            No Injunction. No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or Governmental Entity of competent jurisdiction that prohibits the consummation of any of the transactions contemplated by the Transaction Documents.

(d)            Purchasers Deliverables. Such Purchaser shall have delivered its Purchaser Deliverables in accordance with Section 2.2(b).

Article VI
MISCELLANEOUS

Section 6.1      Fees and Expenses. The Company shall reimburse Castle Creek and its Affiliates for one-half of all reasonable fees and expenses, which reimbursement shall not exceed $50,000, incurred by Castle Creek and/or its Affiliates in connection with due diligence efforts, the negotiation and preparation of the Transaction Documents and undertaking of the transactions contemplated by the Transaction Documents (including the preparation and review of definitive documentation and regulatory filings, travel expenses and other disbursements); provided, however, the Company shall not reimburse Castle Creek for expenses and shall have no obligation to Castle Creek pursuant to this Section 6.1 in the event this Agreement is terminated by the Company pursuant to Section 6.10(a)(v). In addition to the foregoing, the Company will also reimburse Castle Creek and its Affiliates for all reasonable fees and expenses arising out of or related to the Board Representative’s travel to monthly meetings of the Board. Except as set forth above and elsewhere in the Transaction Documents, the parties hereto shall be responsible for the payment of all expenses incurred by them in connection with the preparation and negotiation of the Transaction Documents and the consummation of the transactions contemplated hereby. The Company shall pay all Transfer Agent fees, stamp taxes and other taxes and duties levied in connection with the Company’s sale and issuance of the Securities to the Purchasers.

Section 6.2      Entire Agreement. The Transaction Documents, together with the exhibits and schedules thereto, contain the entire understanding of the parties with respect to the subject matter hereof and supersede all prior agreements, understandings, discussions and representations, oral or written, with respect to such matters, which the parties acknowledge have been merged into such documents, exhibits and schedules. At or after the Closing, and without further consideration, the Company and the Purchasers will execute and deliver to the other parties such further documents as may be reasonably requested in order to give practical effect to the intention of the parties under the Transaction Documents.

Section 6.3      Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of (a) the date of transmission, if such notice or communication is delivered via facsimile or e-mail (provided the sender receives a machine-generated confirmation of successful facsimile transmission or e-mail notification or confirmation of receipt of an e-mail transmission) at the facsimile number or e-mail address specified in this Section 6.3 prior to 5:00 p.m., Eastern time, on a Trading Day, (b) the next Trading Day after the date of transmission, if such notice or communication is delivered via facsimile or e-mail at the facsimile number or e-mail address specified in this Section 6.3 on a day that is not a Trading Day or later than 5:00 p.m., Eastern time, on any Trading Day, (c) if sent by U.S. nationally recognized overnight courier service with next day delivery specified (receipt requested) the Trading Day following delivery to such courier service, or (d) upon actual receipt by the party to whom such notice is required to be given. The address for such notices and communications shall be as follows:

If to the Company:	Liberty Bancshares, Inc.

100 East Franklin Street
Kenton, OH 43326
Attention: Ronald L. Zimmerly, President and CEO
Email: RZimmerly@myliberty.bank

With a copy to:	Vorys, Sater, Seymour and Pease LLP

52 East Gay Street

Columbus, OH 43215

Attention: Jeffery E. Smith
Email: jesmith@vorys.com
Facsimile: (614) 719-5246

If to a Purchaser:	To the address set forth under such Purchaser’s name on the signature page hereof; or such other address as may be designated in writing hereafter, in the same manner, by such Person.

Section 6.4      Amendments; Waivers; No Additional Consideration. No amendment or waiver of any provision of this Agreement will be effective with respect to any party unless made in writing and signed by a duly authorized representative of such party. No waiver of any default with respect to any provision, condition, or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition, or requirement hereof, nor shall any delay or omission of either party to exercise any right hereunder in any manner impair the exercise of any such right. No consideration shall be offered or paid to any Purchaser to amend or consent to a waiver or modification of any provision of any Transaction Document unless the same consideration is also offered to all Purchasers who then hold Shares.

Section 6.5      Construction. The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party. This Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement or any of the Transaction Documents.

Section 6.6      Successors and Assigns. The provisions of this Agreement shall inure to the benefit of and be binding upon the parties and their successors and permitted assigns. This Agreement, or any rights or obligations hereunder, may not be assigned by the Company without the prior written consent of the Purchasers. Any Purchaser may assign its rights and obligations hereunder in whole or in part to any Affiliate of such Purchaser and/or to any Person to whom such Purchaser assigns or transfers any Securities in compliance with the Transaction Documents and applicable Law, provided such transferee shall agree in writing to be bound, with respect to the transferred Securities, by the terms and conditions of this Agreement that apply to the “Purchasers.”

Section 6.7      No Third-Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective successors and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other Person, other than, solely with respect to the provisions of Section 4.6, the Purchaser Parties.

Section 6.8      Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by and construed in accordance with the internal Laws of the State of Delaware applicable to contracts made and to be performed entirely within such State. Each party agrees that all Proceedings concerning the interpretation, enforcement and defense of the transactions contemplated by this Agreement and any other Transaction Documents (whether brought against a party hereto or its respective Affiliates, employees or agents) shall be resolved in the federal courts located in the State of Ohio, to the extent such courts have or can obtain jurisdiction over such Proceeding, and otherwise in the state courts located in the State of Ohio (the “Ohio Courts”). Each party hereto hereby irrevocably submits to the non-exclusive jurisdiction of the Ohio Courts for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of any of the Transaction Documents), and hereby irrevocably waives, and agrees not to assert in any Proceeding, any claim that it is not personally subject to the jurisdiction of any such Ohio Court, or that such Proceeding has been commenced in an improper or inconvenient forum. Each party hereto hereby irrevocably waives personal service of process and consents to process being served in any such Proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by Law. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 6.9      Survival. The representations, warranties, agreements, and covenants contained herein shall survive the Closing, the delivery of the Shares, the exercise of the Warrants and the conversion of Series A Preferred Shares into Common Shares as follows: (i) the representations and warranties of the Company set forth in Sections 3.1(a), 3.1(b), 3.1(c), 3.1(f), 3.1(g) and 3.1(u) and the representations and warranties of the Purchasers set forth in Section 3.2(a), Section 3.2(c), Section 3.2(d), and Section 3.2(e) shall survive indefinitely, (ii) the representations and warranties of the Company set forth in Sections 3.1(i) and 3.1(k) and shall survive for a period of 36 months following the Closing Date, and (iii) all other representations and warranties of the Company set forth in Section 3.1 and all other representations and warranties of the Purchasers set forth in Section 3.2 shall survive for a period of 18 months following the Closing Date.

Section 6.10   Termination.

(a)            This Agreement may be terminated and the sale and purchase of the Shares abandoned at any time prior to the Closing:

(i)          by mutual written agreement of the Company and any Purchaser (with respect to itself only);

(ii)          by the Company or any Purchaser (with respect to itself only) upon written notice to the other parties, in the event that the Closing has not been consummated on or prior to 5:00 p.m., Central Time, on the Outside Date; provided, that, that the right to terminate this Agreement pursuant to this Section 6.10(a)(ii) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date;

(iii)          by the Company or any Purchaser, upon written notice to the other parties, in the event that any Governmental Entity shall have issued any order, decree or injunction or taken any other action restraining, enjoining or prohibiting any of the transactions contemplated by this Agreement, and such order, decree, injunction or other action shall have become final and nonappealable;

(iv)          by any Purchaser (with respect to itself only), upon written notice to the Company, if there has been a breach of any representation, warranty, covenant or agreement made by the Company in this Agreement, or any such representation or warranty shall have become untrue after the date of this Agreement, in each case such that a closing condition in Section 5.1(a) or Section 5.1(b) would not be satisfied;

(v)            by the Company (with respect to a Purchaser), upon written notice to such Purchaser, if there has been a breach of any representation, warranty, covenant or agreement made by such Purchaser in this Agreement, or any such representation or warranty shall have become untrue after the date of this Agreement, in each case such that a closing condition in Section 5.1(a) or Section 5.1(b) would not be satisfied;

(vi)           by the Company or any Purchaser, upon written notice to the other parties, if the Company has entered into a binding written agreement with respect to a Superior Proposal in compliance with Section 4.17 and has paid or caused to be paid the Termination Fee (as defined in Section 6.10(c)) to the Purchasers in compliance with Section 6.10(c);

(vii)          prior to the Closing, by any Purchaser, upon written notice to the Company, if the Company shall have materially breached Section 4.17; or

(viii)         by any Purchaser, upon written notice to the Company, if such Purchaser or any of its Affiliates receives written notice from or is otherwise advised by the Federal Reserve or the OCC that the Federal Reserve or the OCC, as applicable, will not grant (or intends to rescind if previously granted) any of the confirmations or determinations referred to in Section 5.1(j).

(b)            In the event of a termination pursuant to this Section 6.10, the Company shall promptly notify all non-terminating Purchasers.

(c)            Termination Fee and Redemption.

(i)             If either the Company or any Purchaser terminates this Agreement pursuant to Section 6.10(a)(vi) or any Purchaser terminates this Agreement pursuant to Section 6.10(a)(vi) or Section 6.10(a)(vii), the Company shall pay or cause to be paid to each Purchaser by wire transfer of immediately available funds to an account designated by such Purchaser in writing to the Company a sum equal to three percent (3%) of the Purchase Price (the “Termination Fee”). The amount of the Termination Fee shall be in addition to any amount payable by the Company to Purchaser pursuant to Section 6.1 or Section 6.10(c)(iii). If the Company terminates this Agreement pursuant to Section 6.10(a)(vii), the Termination Fee shall be paid in same-day funds prior to or simultaneously with the termination of this Agreement. If any Purchaser terminates this Agreement pursuant to Section 6.10(a)(iv) or 6.1(a)(vii), the Termination Fee shall be paid by the Company within one business day of the termination of this Agreement. If any Purchaser terminates this Agreement pursuant to Section 6.10(a)(ii) and the Company (i) has engaged in communications with regard to an Unsolicited Company Proposal pursuant to Section 4.17(b) and has not notified Purchasers in writing of the Company’s rejection of such Unsolicited Company Proposal as of the date of such termination, the Company shall pay or cause to be paid to Purchasers by wire transfer of immediately available funds to an account designated by Purchasers in writing to the Company the Termination Fee within one business day of the termination of this Agreement.

(ii)            In the event that (i) a third party shall have made a proposal with respect to an Acquisition Transaction, which proposal has been publicly disclosed or has been made known to senior management of the Company, or any person shall have publicly announced or made known to senior management of the Company an intention (whether or not conditional) to make a proposal with respect to an Acquisition Transaction and (ii) the Company enters into an agreement, arrangement or understanding with respect to any Acquisition Transaction or consummates any Acquisition Transaction (which need not be the same as the Acquisition Transaction set forth in clause (i) above) within twelve (12) months following any termination of this Agreement pursuant to Section 6.10(a)(ii), the Company shall pay or cause to be paid to Purchasers by wire transfer of immediately available funds to an account designated by Purchasers in writing to the Company the Termination Fee within one (1) business day of the Company’s entry into any such agreement, arrangement or understanding or consummation of any such Acquisition Transaction.

(iii)           The parties acknowledge that the agreements contained in this Section 6.10(c) are an integral part of the transactions contemplated by this Agreement, and that without these agreements, they would not enter into this Agreement; accordingly, if the Company fails to pay or cause to be paid promptly any fee payable by it pursuant to this Section 6.10(c), then the Company shall pay or cause to be paid to Purchasers their respective costs and expenses (including attorneys’ fees) in connection with collecting such fee, together with interest on the amount of the fee at the prime rate of Citibank, N.A. from the date such payment was due under this Agreement until the date of payment. The parties also acknowledge that any Termination Fee paid or payable pursuant to this Section 6.10(c) is not a penalty, but rather is liquidated damages in a reasonable amount that will compensate Purchasers in the circumstances in which such amount is payable.

Section 6.11    Effects of Termination. In the event of any termination of this Agreement as provided in Section 6.10, this Agreement (other than Section 4.6 and this Article VI, which shall remain in full force and effect) shall forthwith become wholly void and of no further force and effect; provided, that nothing herein shall be deemed to release any party from any liability for any breach by such party of the terms and provisions of this Agreement or to impair the right of any party to compel specific performance by any other party of its obligations under this Agreement.

Section 6.12    Execution. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that the parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission, or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile signature page were an original thereof.

Section 6.13    Severability. If any provision of this Agreement is held to be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Agreement shall not in any way be affected or impaired thereby and the parties will attempt to agree upon a valid and enforceable provision that is a reasonable substitute therefor, and upon so agreeing, shall incorporate such substitute provision in this Agreement.

Section 6.14    Replacement of Shares. If any certificate or instrument evidencing any Shares is mutilated, lost, stolen or destroyed, the Company shall issue or cause to be issued in exchange and substitution for and upon cancellation thereof, or in lieu of and substitution therefor, a new certificate or instrument, but only upon receipt of evidence reasonably satisfactory to the Company and the Transfer Agent of such loss, theft or destruction and the execution by the holder thereof of a customary lost certificate affidavit of that fact and an agreement to indemnify and hold harmless the Company and the Transfer Agent for any losses in connection therewith or, if required by the Transfer Agent, a bond in such form and amount as is required by the Transfer Agent. The applicants for a new certificate or instrument under such circumstances shall also pay any reasonable third-party costs associated with the issuance of such replacement Shares. If a replacement certificate or instrument evidencing any Shares is requested due to a mutilation thereof, the Company may require delivery of such mutilated certificate or instrument as a condition precedent to any issuance of a replacement.

Section 6.15    Remedies. In addition to being entitled to exercise all rights provided herein or granted by Law, including recovery of damages, each of the Purchasers and the Company shall be entitled to specific performance under the Transaction Documents. The parties agree that monetary damages may not be adequate compensation for any loss incurred by reason of any breach of obligations described in the foregoing sentence and hereby agree to waive in any action for specific performance of any such obligation (other than in connection with any action for a temporary restraining order) the defense that a remedy at law would be adequate.

Section 6.16    Payment Set Aside. To the extent that the Company makes a payment or payments to any Purchaser pursuant to any Transaction Document or a Purchaser enforces or exercises its rights thereunder, and such payment or payments or the proceeds of such enforcement or exercise or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside, recovered from, disgorged by or are required to be refunded, repaid or otherwise restored to the Company, a trustee, receiver or any other person under any Law (including, without limitation, any bankruptcy Law, state or federal Law, common Law or equitable cause of action), then to the extent of any such restoration the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

Section 6.17    Independent Nature of Purchasers’ Obligations and Rights. The obligations of each Purchaser under any Transaction Document are several and not joint with the obligations of any other Purchaser, and no Purchaser shall be responsible in any way for the performance of the obligations of any other Purchaser under any Transaction Document. The decision of each Purchaser to purchase Shares pursuant to the Transaction Documents has been made by such Purchaser independently of any other Purchaser and independently of any information, materials, statements or opinions as to the business, affairs, operations, assets, properties, liabilities, results of operations, condition (financial or otherwise) or prospects of the Company or any Subsidiary which may have been made or given by any other Purchaser or by any agent or employee of any other Purchaser, and no Purchaser and none of its agents or employees shall have any liability to any other Purchaser (or any other Person) relating to or arising from any such information, materials, statements or opinions. Nothing contained herein or in any other Transaction Document, and no action taken by any Purchaser pursuant hereto or thereto, shall be deemed to constitute the Purchasers as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Purchasers are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by the Transaction Documents. Each Purchaser acknowledges that no other Purchaser has acted as agent for such Purchaser in connection with making its investment hereunder and that no Purchaser will be acting as agent of such Purchaser in connection with monitoring its investment in the Shares or enforcing its rights under the Transaction Documents. Each Purchaser shall be entitled to independently protect and enforce its rights, including without limitation the rights arising out of this Agreement or out of the other Transaction Documents, and it shall not be necessary for any other Purchaser to be joined as an additional party in any Proceeding for such purpose. It is expressly understood and agreed that each provision contained in this Agreement is between the Company and a Purchaser, solely, and not between the Company and the Purchasers collectively and not between and among the Purchasers.

Section 6.18    Public Announcements. No party hereto shall issue any press release or make any other public announcement or disclosure with respect to this Agreement or the other Transaction Documents and the transactions contemplated herein and therein without the prior written consent of the other party, except for any press release, public announcement or other public disclosure that is required by applicable law or governmental regulations or by order of a court of competent jurisdiction. Prior to making any such required disclosure the disclosing party shall have given written notice to the non-disclosing party describing in reasonable detail the proposed content of such disclosure and shall permit the non-disclosing party to review and comment upon the form and substance of such disclosure.

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IN WITNESS WHEREOF, the parties hereto have caused this Securities Purchase Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

LIBERTY BANCSHARES, INC.

By:	/s/ Ronald L. Zimmerly
Name:	Ronald L. Zimmerly
Title:	President and CEO

NAME OF PURCHASER:

CASTLE CREEK CAPITAL PARTNERS VI, LP

By:	/s/ Tony Scavuzzo
Name:	Tony Scavuzzo
Title:	Principal

Aggregate Purchase Price: $	10,000,016

Aggregate Number of Common Shares to be Acquired at Closing:	75,700

Aggregate Number of Preferred Shares to be Acquired at Closing:	116,608

Tax ID No.:	61-1778768

Address for Notice:

6051 El Tordo
P.O. Box 1329
Rancho Santa Fe, CA 92067

Telephone No:	(858) 756-8300

Facsimile No:	(858) 756-8301

E-mail Address:	tscavuzzo@castlecreek.com

Attention:	Tony Scavuzzo, Principal

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